Exhibit 10.1

***Text Omitted and Filed Separately with

the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2.

DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT

THIS DEVELOPMENT, MANUFACTURING AND SUPPLY AGREEMENT (“Agreement”) is made and entered into as of March 20, 2015 (the “Effective Date”), by and between CELLADON CORPORATION, a Delaware corporation with offices at 11988 El Camino Real, Suite 650, San Diego, CA 92130-3579, USA (“Celladon”), and NOVASEP, INC., a New Jersey corporation having offices at 23 Creek Circle, Boothwyn, PA 19061, USA (“Novasep”).

RECITALS

WHEREAS, Celladon is engaged in the development of its proprietary AAV1/SERCA2a gene therapy candidate known as MYDICAR® (“Mydicar”);

WHEREAS, Novasep, through its affiliate Henogen (as defined below), provides contract manufacturing services to the biopharmaceutical industry, including process and analytical transfer, downstream and upstream process development, process scale-up and validation, and cGMP manufacturing services with respect to viruses and viral vectors for use in pharmaceutical products;

WHEREAS, Celladon and Novasep are parties to that certain letter agreement dated as of December 19, 2014 (the “Letter Agreement”);

WHEREAS, as described in the Letter Agreement, Celladon and Novasep wish to enter into a collaborative relationship related to Celladon’s proprietary AAV1-based vector containing the expression cassette for SERCA2a, the active pharmaceutical ingredient of Mydicar, pursuant to which (i) the parties would implement a transfer program to enable Novasep to produce bulk drug substance of such active pharmaceutical ingredient on behalf of Celladon for use in the production of Mydicar for commercial distribution, (ii) Novasep would make facility modifications necessary for the manufacture of such bulk drug substance and perform process development, scale-up and validation services necessary for commercial production of such bulk drug substance, and (iii) Novasep would manufacture and supply such bulk drug substance to Celladon for use in the production of Mydicar for commercial distribution (collectively, the “Project”);

WHEREAS, pursuant to the Letter Agreement, Celladon and Novasep agreed to certain binding rights and obligations with respect to preliminary Project activities that the parties wished to commence, or reserve capacity for (as applicable), prior to the negotiation and execution by the Celladon and Novasep of a definitive agreement governing the Project; and

WHEREAS, the parties now wish to enter into this Agreement to govern the relationship between the parties and to define the conditions under which Novasep will perform the development and manufacturing services described above with respect to Product (defined below); in each case, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Celladon and Novasep hereby agree as follows:

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1.	DEFINITIONS

1.1 “Acceptance Period” shall have the meaning set forth in Section 5.2(a).

1.2 “Additional Amount” shall have the meaning set forth in Section 7.1.

1.3 “Affiliate” shall mean, with respect to a company or other business entity (including a party hereto), any other company or business entity controlled by, controlling, or under common control with such company or other business entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of more than 50% of the outstanding voting securities of a corporation or comparable equity interest in any other type of entity, or otherwise having the power to direct the management and policies of such corporation or other entity.

1.4 “Applicable Law” shall mean any applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of relevant government agencies, that may be in effect from time to time in the applicable country or jurisdiction, and that may apply to the Development Services and/or the manufacture and supply of the Product under this Agreement.

1.5 “Batch” shall mean […***…].

1.6 “Batch Documentation” shall have the meaning set forth in Section 5.1.

1.7 “Batch Price” shall mean, with respect to a particular cGMP […***…] to be supplied by Novasep to Celladon hereunder, the amount that Celladon shall pay Novasep for supply of such […***…] to Celladon as set forth in Section 7.2 and Exhibit A hereto, subject to adjustment in accordance with Section 7.3.

1.8 “Batch Records” shall mean, with respect to a particular production run conducted by Novasep for manufacturing one Batch of Product, the completed, executed batch records, in the form of the Master Batch Records, containing all the relevant manufacturing and in-process and batch release testing details and information for such production run, including any deviations and out of specification results. The contents of the Batch Records shall be as described in the Quality Agreement.

1.9 “Batch Sample” shall have the meaning set forth in Section 5.1.

1.10 “Binding Period” shall have the meaning provided in Section 4.5(b).

1.11 “Business Day” shall mean any day other than a Saturday, a Sunday or any public holiday in Seneffe, Belgium, or San Diego, California, USA.

1.12 “Celladon Background IP” shall mean any and all: (a) Information that: (i) is either (A) Controlled by Celladon as of the Effective Date or (B) developed or acquired by or on behalf of, and Controlled by, Celladon independently from the activities contemplated by this

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Agreement during the Term; (ii) relates to, and is necessary or reasonably useful for, the manufacture of Product; and (iii) is proprietary to, or is maintained in confidence by, Celladon; including, without limitation, all Celladon Materials; and (b) patent and other intellectual property rights Controlled by Celladon that claim, cover or are appurtenant to any of the foregoing; but excluding, in each case, Celladon Initial Project IP.

1.13 “Celladon Initial Project IP” shall have the meaning set forth in Section 1.16(a).

1.14 “Celladon Materials” shall mean any and all cell lines, cell banks, virus seed, viruses, viral vectors, reagents, reference standards and/or other materials that Celladon may deem necessary to be transferred to Novasep, free of charge, in order for Novasep to manufacture Product, including, without limitation, […***…].

1.15 “Celladon Materials Specifications” shall mean the Celladon Materials’ attributes, characteristics, tests performed, acceptance criteria, storage and packaging requirements to be mutually agreed by the parties before commencement of the production run for the first Engineering Batch and to be attached hereto as Exhibit B (which will be incorporated herein by this reference), as the same may be amended or supplemented from time to time in accordance with this Agreement.

1.16 “Celladon Materials Warranty” shall have the meaning set forth in Section 9.2(a).

1.17 “Celladon New Project IP” shall have the meaning set forth in Section 1.16(b).

1.18 “Celladon Project IP” shall mean any and all:

(a) (i) Information, inventions, developments and discoveries (whether or not patentable) developed, conceived, invented, first reduced to practice, made or generated by or on behalf of Novasep, any of its Affiliates, or any of Novasep’s or its Affiliates’ respective subcontractors (either solely or jointly with Celladon or others), in the course of performance of the Initial Project Plan (as defined in the Letter Agreement) on or after the Collaboration Initiation Date and prior to the Effective Date that constitute a modification or improvement of, or that use or incorporate, Celladon’s Confidential Information; and (ii) patent and other intellectual property rights in or to any of the foregoing (collectively, “Celladon Initial Project IP”); and

(b) (i) Information, inventions, developments and discoveries (whether or not patentable) developed, conceived, invented, first reduced to practice, made or generated by or on behalf of Novasep, any of its Affiliates, or any of Novasep’s or its Affiliates’ respective subcontractors (either solely or jointly with Celladon or others), in the course of performance of the Services on or after the Effective Date that (A) […***…], or (B) otherwise […***…]; including, in each case, any of the foregoing that […***…]

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[…***…]; and (ii) patent and other intellectual property rights in or to any of the foregoing (collectively, “Celladon New Project IP”).

1.19 “Celladon Technology” shall mean Celladon Background IP and Celladon Project IP.

1.20 “cGMP” shall mean the current standards for the manufacture of pharmaceutical products, pursuant to (a) the FD&C Act (21 U.S.C. 321 et seq.); (b) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, 211, 600 and 610); (c) EC Directive 2003/94/EC of October 8, 2003; (d) the EC Guide to Good Manufacturing Practice for Medicinal Products Part II; (e) International Conference on Harmonization (ICH) ICH Q7 Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients; and (f) all additional Regulatory Authority documents or regulations that replace, amend, modify, supplement or complement any of the foregoing.

1.21 “cGMP Batch” shall mean a Batch that is required under the Scope of Work, the applicable Project Plan or a Purchase Order to be manufactured in compliance with cGMP.

1.22 “CMC” shall mean chemistry, manufacturing and controls.

1.23 “Collaboration Initiation Date” shall mean December 19, 2014.

1.24 “Commercially Reasonable Efforts” means, as it relates to either Novasep or Celladon hereunder, the expenditure by such party of the efforts and resources with respect to a particular task or set of activities in a manner […***…] stage in development and life cycle.

1.25 “Confidential Information” of a party shall mean, subject to the exceptions set forth in Section 10.2, any and all Information that was or is disclosed, transferred or made available by or on behalf of such party (the “Disclosing Party”) to the other party (the “Receiving Party”) pursuant to or in connection with the Letter Agreement (including the Initial Project Plan) or this Agreement, whether in writing, orally, visually or otherwise. For the avoidance of doubt, and without limiting the generality of the foregoing, the Manufacturing Process, the Specifications and the Celladon Materials are Confidential Information of Celladon. In addition, for purposes of this Agreement, “Confidential Information” (as defined in the Confidentiality Agreement) disclosed or transferred by Celladon to Groupe Novasep SAS pursuant to the Confidentiality Agreement shall be considered Confidential Information of Celladon, and “Confidential Information” (as defined in the Confidentiality Agreement) disclosed or transferred by Groupe Novasep SAS to Celladon pursuant to the Confidentiality Agreement shall be considered Confidential Information of Novasep. For the avoidance of doubt, and without limiting the generality of the foregoing, the Novasep Background IP is Confidential Information of Novasep and the Celladon Background IP is Confidential Information of Celladon, even if any patents or patent applications covering the foregoing become published or otherwise are in the public domain. Notwithstanding the foregoing, the

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parties agree that all Celladon Project IP shall be considered the Confidential Information of Celladon, and Celladon shall be considered the “Disclosing Party” and Novasep shall be considered the “Receiving Party” with respect thereto.

1.26 “Confidentiality Agreement” shall mean the Mutual Confidential Disclosure Agreement between Celladon and Groupe Novasep SAS dated August 15, 2011, as amended by the Letter Agreement.

1.27 “Control” or “Controlled” shall mean, with respect to any Information, material, or patent or other intellectual property rights, possession by an entity of the ability (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense of or under such Information, material, or patent or other intellectual property rights without violating or conflicting with any agreement with or rights of a Third Party.

1.28 “Development Services” shall have the meaning set forth in Section 7.1.

1.29 “Disclosing Party” shall have the meaning set forth in Section 1.24.

1.30 “EMA” shall mean the European Medicines Agency, or any successor thereto having the administrative authority to regulate the development and marketing of human pharmaceutical products in the European Union.

1.31 “Engineering Batch” shall mean a Batch that is intended to demonstrate the transfer of the Manufacturing Process to the Novasep Facility.

1.32 “Engineering Batch Specifications” shall mean the specifications that will be applicable to the Engineering Batches to be produced by Novasep under this Agreement.

1.33 “FDA” shall mean the United States Food and Drug Administration, or any successor thereto having the administrative authority to regulate the development and marketing of human pharmaceutical products in the United States.

1.34 “FD&C Act” shall mean the United States Food, Drug and Cosmetic Act, as amended, and any regulations promulgated thereunder.

1.35 “Final Product” shall mean Mydicar, in finished form, containing Product supplied by Novasep hereunder.

1.36 “First Extension Option” shall have the meaning set forth in Section 11.1(a).

1.37 “Henogen” shall mean Novasep’s Belgian Affiliate who owns the Novasep Development Site and the Novasep Facility and who will primarily perform the Development Services and manufacture the Product under this Agreement.

1.38 “Information” shall mean any and all (a) information, results and data, including discoveries, improvements, processes, methods, protocols, formulas, techniques, inventions, know-how and trade secrets, scientific, chemical, pharmaceutical, toxicological, biochemical, and biological, data, and information relating to the results of tests, assays, methods, processes,

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and specifications, and/or other documents containing information and related data, and any assay control, regulatory, and any other test results or information, regulatory, manufacturing, financial and commercial information or data, and (b) compositions of matter, cells, cell lines, viruses, viral vectors, and other physical, biological or chemical materials.

1.39 “Initial Forecast” shall have the meaning set forth in Section 4.5.

1.40 “Initial Term” shall have the meaning set forth in Section 11.1.

1.41 “Letter Agreement” shall have the meaning set forth in the recitals to this Agreement.

1.42 “Licensee” shall mean any Third Party to which Celladon or its Affiliate grants a license to make, have made, use, sell, have sold, offer for sale or import Product.

1.43 “Manufacturing Process” shall mean the production process for the manufacture of Product as defined in the Master Batch Records.

1.44 “Manufacturing Schedule” shall have the meaning set forth in Section 4.3.

1.45 “Manufacturing SOPs” shall mean the specific methods, techniques, processes and standard operating procedures that are to be used by Novasep to manufacture Product, including the applicable Quality Control Procedures.

1.46 “Master Batch Records” shall mean the master or unexecuted batch records for Product as established by mutual written agreement of the parties, including the applicable Manufacturing SOPs, the in-process testing and QA/QC testing for such Product, which are to be used in the manufacture and testing of Product by Novasep hereunder.

1.47 “Maximum Capacity” shall mean the total number of Batches of Product that can be produced in one calendar year at the Modified Novasep Facility, with the Modified Novasep Facility operating […***…] hours per day and for […***…] days in the year. Starting in 2017, the Maximum Capacity for the Modified Novasep Facility will be determined, by extrapolating to a full calendar year the actual manufacturing cycle times experienced by Novasep in the Modified Novasep Facility for Product during the most recent manufacturing campaign, after the first half of the campaign, and if applicable the days required for preventive maintenance at the Novasep Facility. As of the Effective Date, the parties believe that the “Maximum Capacity” of the Modified Novasep Facility will be […***…] Batches in one calendar year.

1.48 “Modified Novasep Facility” shall mean the Novasep facility as modified by the Novasep Facility Modifications.

1.49 “Mydicar” shall have the meaning set forth in the recitals to this Agreement.

1.50 “Non-Conforming Batch” shall have the meaning set forth in Section 5.2(c).

1.51 “Novasep Background IP” shall mean any and all: (a) Information that: (i) is either (A) Controlled by Novasep as of the Effective Date or (B) developed or acquired by or on

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behalf of, and Controlled by, Novasep independently from the activities contemplated by the Letter Agreement or this Agreement during the Term; (ii) may be useful for the manufacture of Product, including QA/QC testing and processes; and (iii) is proprietary to, or is maintained in confidence by, Novasep; and (b) patent and other intellectual property rights Controlled by Novasep that claim, cover or are appurtenant to any of the foregoing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties hereby agree that “Novasep Background IP” specifically excludes: (x) all Confidential Information of Celladon disclosed to Novasep prior to the Effective Date, whether pursuant to the Confidentiality Agreement, pursuant to the Letter Agreement or otherwise; (y) all Celladon Materials; and (z) all Celladon Initial Project IP.

1.52 “Novasep Development Site” shall mean the Novasep facility owned and operated by Henogen and located at 12 rue des Professeurs Jeener et Brachet, B-6041, Gosselies, Belgium, which will be used to conduct some of the technology transfer and development work contemplated under this Agreement.

1.53 “Novasep Facility” shall mean the applicable manufacturing suite at Novasep’s manufacturing facility owned and operated by Henogen and located at Rue de la Marlette n°14 (Zoning C), B-7180 Seneffe, Belgium, or any other manufacturing facility that is owned or controlled by Novasep or its Affiliate and is agreed to by Celladon in writing to be used to manufacture Product.

1.54 “Novasep Facility Modifications” shall mean the modifications to be made by Novasep and/or its subcontractors to the Novasep Facility, as described in Module 1 of the Scope of Work, including the procurement, installation and validation at the Novasep Facility of the equipment specified in Module 1b of the Scope of Work.

1.55 “Novasep Facility Modifications Costs” shall have the meaning set forth in Section 3.2.

1.56 “Novasep Project IP” shall mean any and all: (a) Information, inventions, developments and discoveries (whether or not patentable) developed, conceived, invented, first reduced to practice, made or generated solely by or on behalf of Novasep, any of its Affiliates, or any of Novasep’s or its Affiliates’ respective subcontractors, in the course of performance of the Services on or after the Effective Date, that, in each case, do not constitute Celladon New Project IP; and (b) patent and other intellectual property rights in or to any of the foregoing. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties hereby agree that “Novasep Project IP” specifically excludes: (x) all Confidential Information of Celladon disclosed to Novasep on or after the Effective Date, including without limitation, Celladon Background IP; (y) all Celladon Materials; and (z) all Celladon Project IP. For the sake of clarity, even if an item described in clause (a) of the first sentence of this Section 1.56 is developed or generated by or on behalf of Novasep […***…], such item will nonetheless be considered […***…], provided that (i) […***…] and (ii) […***…].

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1.57 “Patented Novasep Background IP” shall have the meaning set forth in Section 8.3(b)(ii).

1.58 “PGT” shall have the meaning set forth in Section 2.1.

1.59 “POT” shall have the meaning set forth in Section 2.1.

1.60 “Product” shall mean bulk drug substance of Celladon’s proprietary AAV1-based vector containing the expression cassette for SERCA2a, the active pharmaceutical ingredient of Mydicar.

1.61 “Product Warranty” shall have the meaning set forth in Section 9.3(b).

1.62 “Project Plan” shall have the meaning set forth in Section 2.2(b).

1.63 “Purchase Order” shall mean a purchase order submitted by Celladon in accordance with Section 4.3 for one or more cGMP Batches.

1.64 “Quality Agreement” shall mean the quality agreement to be entered into by the parties as of the Effective Date setting forth the respective responsibilities of the parties in relation to quality as required for compliance with cGMP, as the same may be amended from time to time by mutual written agreement of the parties. The parties shall cooperate in good faith and use Commercially Reasonable Efforts to complete and enter into the Quality Agreement by end of June 2015. To the extent the parties are unable to agree as provided above after using good faith efforts to do so for a period of sixty (60) days, such issue shall be referred to the Chief Executive Officers of the parties in accordance with Section 13.1, and thereafter, if not agreed, subject to Section 13.2. In the case of any conflict between this Agreement and the Quality Agreement, the terms of this Agreement shall control.

1.65 “Quality Control Procedures” shall mean the quality control and quality assurance program established by Novasep for Product manufactured hereunder, which shall be consistent with the Specifications and shall comply with Novasep’s obligations under the Quality Agreement, applicable industry standards, cGMP and Applicable Law.

1.66 “Receiving Party” shall have the meaning set forth in Section 1.24.

1.67 “Regulatory Approval” shall mean any approvals (including supplements, amendments, pre-marketing and post-marketing approvals, and pricing and reimbursement approvals), licenses, registrations or authorizations of any Regulatory Authority or other governmental entity, necessary for the manufacture, distribution, use or sale of Product or Final Product in a regulatory jurisdiction.

1.68 “Regulatory Authority” shall mean the FDA in the United States, the EMA in the European Union or the applicable national regulatory authority in a European Union member state, as applicable, or the equivalent regulatory authority or entity having the responsibility, jurisdiction, and authority to approve the manufacture, use, importation, packaging, labeling, marketing and sale of pharmaceutical products in any other country or regulatory jurisdiction.

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1.69 “Release” shall mean with respect to a Batch of Product the issuance by Novasep of a certificate of analysis and a certificate of compliance (cGMP Statement) for such Batch and the disposition of such Batch to release status.

1.70 “Scope of Work” shall mean the scope of work document attached to this Agreement as Exhibit B, which sets forth the parties’ agreed plans and schedule for performing the technology transfer, equipment and materials purchase, equipment installation and validation, process development, scale-up and validation services, engineering and validation runs and other related activities as contemplated by this Agreement for preparing the Novasep Facility to be qualified for commercial manufacture of Product, as such scope of work may be amended from time to time by the PGT or by mutual written agreement of the parties.

1.71 “Second Extension Option” shall have the meaning set forth in Section 11.1(b).

1.72 “Specifications” shall mean the product attributes, characteristics, tests performed, acceptance criteria, storage and packaging requirements for Product consistent with the regulatory specifications described in Celladon’s regulatory submissions for Product, to be mutually agreed by the parties before commencement of the production run for the first Engineering Batch and to be attached hereto as Exhibit C (which will be incorporated herein by this reference), as the same may be amended or supplemented from time to time in accordance with this Agreement. To the extent the parties are unable to agree as provided above after using good faith efforts to do so for a period of […***…] ([…***…]) days, such issue shall be referred to the Chief Executive Officers of the parties in accordance with Section 13.1, and thereafter, if not agreed, subject to Section 13.2.

1.73 “Supply Failure” shall mean the failure by Novasep to supply the […***…], conforming to the Product Warranty, ordered by Celladon […***…] by, or within […***…] days after, the delivery date in the applicable Manufacturing Schedule, except to the extent such failure is due to […***…] or to […***…] or the […***…].

1.74 “Take or Pay Compensation” shall have the meaning set forth in Section 4.4(c).

1.75 “Technology Transfer Plan” shall mean the written plan for the transfer by Celladon to Novasep of the technology, processes and analytics necessary to enable Novasep to produce Product on behalf of Celladon, including the schedule for completion of such transfer, the initial version of which plan is set forth in the Scope of Work, and which may be amended from time to time by the POT or the PGT in accordance with Article 2.

1.76 “Term” shall have the meaning set forth in Section 11.1.

1.77 “Third Party” shall mean any entity or individual other than Celladon and Novasep and their respective Affiliates.

1.78 “Validation Batch” shall mean a Batch that is produced with the intent to show reproducibility of the Manufacturing Process and is required to complete process validation studies.

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1.79 “Validation Criteria” shall have the meaning set forth in Section 3.5.

2.	PROJECT MANAGEMENT AND GOVERNANCE

2.1 Objective. Celladon and Novasep acknowledge and agree that effective communication between the parties at both the operational level and the management level is essential for the achievement of the objectives of the Project. In order to facilitate such communication, the parties shall establish a Project Operational Team (“POT”) and a Project Governance Team (“PGT”), having the respective responsibilities set forth below in this Article 2. Each party shall be responsible for ensuring that, at all times, its representatives on the POT and PGT act reasonably and in good faith in carrying out their respective responsibilities hereunder.

2.2 Project Operational Team. The POT shall be composed of appropriate Celladon and Novasep technical experts having operational responsibility within their respective organizations for the implementation and performance of the Scope of Work. The POT shall meet, in person or by teleconference or videoconference, at regular intervals specified in the Scope of Work (or at such other intervals as the POT deems necessary and appropriate). The POT will operate by consensus with each party’s POT representatives collectively having one vote. All meetings of the POT shall be documented in written minutes generated initially by a representative of Novasep, and later, upon request of Celladon, by each party, on an alternating basis, beginning with Celladon, and in any case circulated within two Business Days of the POT’s meeting, and then approved by both parties’ representatives on the POT. The POT’s overall responsibility shall be to encourage and facilitate ongoing cooperation and communication between the parties regarding the progress and results of Scope of Work activities. Other responsibilities of the POT shall include:

(a) periodically reviewing and, from time to time as necessary or appropriate, preparing and recommending to the PGT for approval amendments and updates to the Scope of Work;

(b) as the POT deems necessary or appropriate, developing and approving, and thereafter overseeing the completion of from time to time, one or more individual project plans for specific Scope of Work activities setting forth the technical details of such activities, including, without limitation, technical specifications of deliverables from such activities, and the schedule for performance of such activities or delivery of such deliverables (each, a “Project Plan”), including, without limitation, the Technology Transfer Plan, provided that each such Project Plan and any amendment thereto shall be consistent with the then-current Scope of Work; and

(c) discussing and attempting in good faith to resolve technical issues that may arise in the performance of the Scope of Work or any Project Plan, including the Technology Transfer Plan, and attempting to resolve any disagreements as to matters that are contemplated under the Scope of Work to be agreed upon by the parties.

If the POT is unable to reach consensus regarding any matter for which it is responsible, such matter shall be referred to the PGT for attempted resolution. Within one Business Day after

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each POT meeting, Novasep shall deliver to the POT and the PGT a written progress report regarding the Development Services, as more fully described in the Scope of Work.

2.3 Project Governance Team. The PGT shall be composed of an equal number of appropriate members of Celladon’s and Novasep’s respective management teams having appropriate technical credentials, experience, knowledge, and decision-making authority within their respective organizations. The PGT shall meet, in person or by teleconference or videoconference, at regular intervals specified in the Scope of Work and on an ad hoc basis as necessary from time to time. Each party shall designate one of its PGT representatives to serve as a co-chair of the PGT, and to that end, Paul Cleveland shall be the co-chair from Celladon, and Jerome Bedier will be the co-chair from Novasep as of the Effective Date. The parties’ respective PGT co-chairs or their designees shall be responsible for jointly preparing meeting materials for each regularly scheduled PGT meeting, including an agenda setting forth the topics and issues to be addressed at such meeting and updates regarding the status, progress and results of Project activities and sending such materials to all PGT members five business days before the applicable meeting, and all meetings of the PGT shall be documented in written minutes generated by a party’s co-chair, on an alternating basis, beginning with Novasep, and circulated within two Business Days of the PGT’s meeting, and then approved by both parties’ representatives on the PGT. Subject to Section 2.4, the PGT shall have decision-making authority with respect to major matters relating to the Project, including, without limitation:

(a) approval of amendments to the Scope of Work;

(b) prioritization of efforts, including work sequences, under the Scope of Work;

(c) discussion and approval of corrective actions to address breakdowns or deficiencies in communications between the parties relating to the Project or other significant issues arising in the performance of the Project; and

(d) resolving disputes referred to it by the POT, including any disputes arising between the parties with respect to matters to be agreed upon by the parties under the Scope of Work.

Decisions of the PGT shall be made by unanimous vote with each party’s PGT representatives collectively having one vote. No vote of the PGT may be taken unless at least one of each party’s representatives is present for the PGT vote. If, despite the good faith efforts of the parties’ representatives on the PGT, the PGT is unable to reach a unanimous decision with regard to any matter within its authority within a reasonable period, then such matter shall be referred to the Chief Executive Officer of Celladon and the Head of the “Biopharma Business Unit” of Novasep, who shall promptly meet and attempt in good faith to resolve such matter within fifteen (15) days. If such officers are unable to resolve such matter within such fifteen-day period, the matter shall be resolved by binding arbitration in accordance with Section 13.2. Within three (3) Business Days after each PGT meeting, Novasep shall draft and provide to Celladon for review a report of such PGT meeting, which Celladon shall review and approve or modify (as applicable) within two Business Days of receipt and which shall be finalized and released no later than five Business Days after such PGT meeting.

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2.4 Limitations on POT and PGT Authority. Neither the POT nor the PGT shall have any right, power or authority:

(a) to determine any issue in a manner that would conflict with the express terms and conditions of this Agreement;

(b) to modify or amend the terms and conditions, or waive any provision, of this Agreement; or

(c) to amend or modify the amount or timing of any payment obligation of Celladon to Novasep hereunder or to impose any additional payment obligation on Celladon.

3.	DEVELOPMENT SERVICES

3.1 Technology Transfer. Under the terms of the Letter Agreement, the parties initiated a program of transferring specific technology and materials relating to the manufacture of Product to enable the commencement of manufacturing scale-up and validation by Novasep promptly after the entry into this Agreement. The parties shall use Commercially Reasonable Efforts to complete, as promptly as practicable after the Effective Date, the transfer to Novasep of such Celladon Background IP, including Celladon Materials, as are required for commencement of such manufacturing scale-up and validation by Novasep, and such existing development reports, previous campaign reports, previous transfer reports and other data and documentation necessary to support the validation strategy set forth in the Scope of Work, in each case, in accordance with the Technology Transfer Plan. Novasep shall keep Celladon regularly and fully informed of Novasep’s progress in completing the technology transfer, including permitting appropriate Celladon employees or representatives to visit and inspect the Novasep Development Site or the Novasep Facility in connection with conducting such work. Subject to Celladon’s payment obligations set forth in Section 7.1, each party shall bear its own costs in effecting and completing such technology transfer.

3.2 Facility Modification; Equipment Purchase and Installation. Novasep undertakes and agrees to invest in, and to complete as soon as reasonably possible, the modifications to the Novasep Facility described in Module 1 of the Scope of Work, including the procurement, installation and validation at the Novasep Facility of the equipment specified in Module 1b of the Scope of Work. It is foreseen that the overall costs for such modification by Novasep and/or its subcontractors of the Novasep Facility Modifications will not be greater than EUR […***…] ([…***…]€) (the “Novasep Facility Modifications Costs”), which amount shall be paid by Celladon to Novasep during the period in which Novasep delivers the Development Services, and as part of the Development Services fees paid pursuant to Section 7.1(a), including EUR […***…] ([…***…] €) of the Novasep Facility Modifications Costs, which are […***…]. Novasep will use Commercially Reasonable Efforts (i) to complete such facility modifications, procurement, installation and validation on a schedule that permits completion of validation of the Manufacturing Process and initiation of cGMP manufacture of Product at the Modified Novasep Facility substantially in accordance with the schedule set forth in the Scope of Work, and (ii) to maintain all costs and expenses relating to such facility modifications, procurement, installation and validation below the Novasep Facility

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Modifications Costs. Celladon shall use Commercially Reasonable Efforts to cooperate with Novasep in its efforts to complete such activities. Novasep shall provide documentation to support the engineering design of the modifications to the Novasep Facility, and all Novasep Facility Modifications Costs, and Celladon shall review and sign off on the required documents relating to such facility modifications and equipment validation as specified in the Quality Agreement or as otherwise agreed to by the parties in writing prior to the execution of the Quality Agreement and shall use Commercially Reasonable Efforts to complete such sign off within […***…] ([…***…]) Business Days of receipt of the documents and all information needed for such review and sign off, provided that Novasep has submitted to Celladon drafts of such documents as soon as reasonably available. It is understood that such Novasep Facility Modifications and equipment procurement, installation and validation are essential to enable Novasep to commercially manufacture Product at the Novasep Facility on behalf of Celladon in the manner and within the timelines specified in the Scope of Work and this Agreement. Subject to Celladon’s payment obligations set forth in Section 7.1, Novasep shall pay all Novasep Facility Modifications Costs, and all Novasep Facility Modifications shall be solely and fully owned by Novasep.

3.3 Use of the Modified Novasep Facility; Celladon’s Right of First Refusal.

(a) The Modified Novasep Facility will be designed to be capable of production of multiple products, including the Product; provided, however, that Celladon shall have until […***…] to determine, by written notice to Novasep, in its sole discretion whether to permit the Modified Novasep Facility to be multi-purpose, or whether to have the facility be maintained as a dedicated facility.

(b) If Celladon so elects the Modified Novasep Facility to be multi-purpose, then Novasep will have the right to use the Modified Novasep Facility not only for the manufacture of Products for Celladon, but also for the manufacture of other products (for itself or any of its other customers), provided that: (i) the use of the Modified Novasep Facility during the Term for a product other than Product does not impact Novasep’s ability to deliver to Celladon Product conforming to the Specifications and manufactured and released in compliance with cGMP in the quantities and on the schedule specified in Celladon’s then-pending Purchase Orders and the Binding Period of the current Forecast; (ii) prior to Regulatory Approval of Product, any use of the Modified Novasep Facility during the Term for any product other than Product does not delay, or impair Celladon’s ability to obtain, Regulatory Approval of Product; (iii) prior approval has been obtained from all relevant Regulatory Authorities for the manufacture of Product in a multi-product facility; and (iv) Novasep can demonstrate to Celladon’s reasonable satisfaction that it is able to effectively clean the production facility so as to avoid cross contamination of the Product with other products. In addition, Novasep and Celladon shall agree in writing on changeover and cleaning procedures, testing, and necessary qualification to support multi-product use of the Modified Novasep Facility.

(c) If Celladon elects instead under Section 3.3(a) that the Novasep Modified Facility be a dedicated facility (i.e. the Novasep facility, including the Novasep Facility Modifications), then the following provisions shall apply:

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(i) The First Extension Option shall be deemed as granted by Celladon; and

(ii) Celladon shall pay to Novasep each calendar year during the Term an amount (the “Make-Whole Amount”) corresponding to […***…] percent ([…***…]%) of the applicable Batch Price of the Batches of Product not produced in the unused capacity of the dedicated Novasep Facility. The unused capacity of the dedicated Novasep Facility corresponds to the difference between the Maximum Capacity (which for purposes of this calculation means […***…] Batches / calendar year unless mutually agreed upon by the parties) less the number of Batches ordered by Celladon for such calendar year pursuant to a Purchase Order under Section 4.4, or the minimum number of Batches to be purchased by Celladon in that given calendar year pursuant to Section 4.4, whichever is the greater. Notwithstanding the foregoing, such Make-Whole Amount shall not be due and owing for any calendar year, or portion thereof, during which there exists any shut-down or stoppage of the Modified Novasep Facility, for whatever reason, other than stoppage for planned preventive maintenance for up to […***…] days per calendar year as contemplated by Section 1.47.

(d) Notwithstanding Novasep’s potential rights under Section 3.3(b), during the Term: (i) Novasep shall not manufacture any other product (for itself or any other customer) within the Modified Novasep Facility concurrently with the manufacture of Product; (ii) Novasep shall use the Modified Novasep Facility in priority for the purpose of conducting the Development Services on behalf of Celladon and performing Novasep’s manufacturing and supply obligations with respect to quantities of Product set forth in Celladon’s then-pending Purchase Orders and binding Forecasts; and (iii) at all times during each calendar year of the then-current Term, Novasep shall reserve sufficient capacity in the Modified Novasep Facility to manufacture the number of Batches that Celladon is required to purchase and pay for (or, as applicable, pay the Take or Pay Compensation for) under Section 4.4.

(e) Subject to Novasep’s compliance with Sections 3.3(b) and 3.3(d), should Novasep have any available unused capacity in the Modified Novasep Facility during the Term, then if Novasep’s rights under Section 3.3(b) become effective, before making that capacity available for use for other products (of Novasep or any of its other customers), Novasep shall first provide written notice to Celladon setting forth the amount of available capacity, the period for which it is available and the number of Batches of Product required to fill such available capacity, and offering to make that capacity available to Celladon for the manufacture of the Product. In the event that Celladon wishes to have Novasep use the specified capacities (or a portion thereof) for the manufacture of the Product, it shall provide notice in writing of such election within […***…] ([…***…]) business days of its receipt of Novasep’s notice of available capacity, which Celladon election notice shall specify the number of Batches (not to exceed the number set forth in Novasep’s notice of available capacity) and be accompanied by a Purchase Order for such number of Batches, and in such case Novasep will use such available capacity in the Modified Novasep Facility for the manufacture of Product in accordance with such Purchase Orders and the terms of this Agreement. If Celladon does not timely elect to have Novasep use the specified capacities (or any portion thereof) for the manufacture of the Product as set forth above, then, subject to Novasep’s compliance with Sections 3.3(a) and 3.3(b), Novasep will have the right to use such capacities (or the portion thereof that is not needed to manufacture the number of Batches in Celladon’s election notice, as applicable) in the Modified Novasep Facility

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for other projects and products (of Novasep or any of its other customers) and, notwithstanding the provisions of Section 4.3, Novasep will have no obligation to accept any Purchase Order from Celladon which would require the use of any such capacity.

If Novasep’s use of the Modified Novasep Facility for other products (of Novasep or any of its other customers) results in Novasep not having sufficient capacity in the Modified Novasep Facility to manufacture the applicable minimum number of Batches that Celladon is required to purchase and pay for (or, as applicable, pay the Take or Pay Compensation for) under Section 4.4 for any calendar year of the Term, such failure to preserve sufficient capacity shall be considered a material breach of this Agreement by Novasep, entitling Celladon, at its sole option, to terminate this Agreement pursuant to Section 11.3(a), and if Celladon elects not to exercise such right to terminate this Agreement, Celladon shall be relieved of its obligations under Section 4.4 to purchase a minimum number of Batches, solely with respect to the number of Batches that Novasep was unable to manufacture as a result of such use of the Modified Novasep Facility for other products.

3.4 Process Development and Scale-Up; Engineering Batches. Commencing promptly after completion of the Technology Transfer Plan, Novasep shall:

(a) perform, at (i) the Novasep Development Site or (ii) subject to completion of the Novasep Facility Modifications and equipment procurement, installation and validation activities contemplated by Section 3.2, the Modified Novasep Facility (as applicable, as specified in the Scope of Work), the process development and scale-up activities for Product described in Modules 3 to 6 of the Scope of Work and in any Project Plan(s) for such activities or study(ies) that may be approved by the POT; and

(b) manufacture Engineering Batches at the Novasep Facility until it has completed […***…] ([…***…]) Engineering Batches that conform to the Engineering Batch Specifications, unless the parties mutually agree that a lesser number of successful Engineering Batches has sufficiently demonstrated that the Manufacturing Process has been successfully transferred to the Modified Novasep Facility and could be operated therein in compliance with cGMP. The parties will mutually agree to the Engineering Batch Specifications prior to commencement of production of the first Engineering Batch and after Novasep completes process transfer and has process experience from process studies. The parties acknowledge […***…].

Novasep shall use Commercially Reasonable Efforts to complete such process development and scale-up activities and such study(ies) and to manufacture the required number of Engineering Batches on a schedule that permits the initiation of validation studies, the manufacture of Validation Batches and the validation of the Manufacturing Process at the Novasep Facility substantially in accordance with the schedule set forth in the Scope of Work. Novasep shall disclose to Celladon in written reports all results of such activities and studies and all related deliverables (including the Engineering Batches) as required by the Scope of Work and any applicable Project Plans.

3.5 Validation Batches. Prior to commencement of manufacture of Validation Batches as described below in this Section 3.5, the parties shall mutually agree in good faith on

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15.

appropriate success criteria for the Validation Batches, which shall be documented in a POT-approved Project Plan and shall include without limitation conformity to the Specifications (“Validation Criteria”). Promptly after POT approval of such Project Plan, Novasep shall manufacture in compliance with cGMP and deliver to Celladon such number of Validation Batches meeting the Validation Criteria as is mutually agreed by the parties to be sufficient to document the operability and reproducibility of the Manufacturing Process and to permit the parties to complete and file the regulatory documents necessary for commercial manufacture of cGMP-compliant Product, as described in the Scope of Work and any applicable Project Plans. The parties acknowledge that successful Validation Batches may be commercially sold by or on behalf of Celladon after validation has been achieved. If a particular Validation Batch supplied by Novasep fails to meet the Validation Criteria or to conform to the Specifications, appropriate representatives from each party shall meet and discuss and seek to determine the causes of such Validation Batch having failed to meet the Validation Criteria or conform to the Specifications and […***…]. The parties acknowledge and agree that […***…].

3.6 Pre-Approval Regulatory Support. Novasep shall perform and support any pre-approval regulatory activities (including preparing for and cooperating with any pre-approval inspection by FDA, EMA or any other applicable Regulatory Authority) reasonably requested by Celladon to support the filing by Celladon, any of its Affiliates or any Licensee of applications for, or to obtain, Regulatory Approval, for Product manufactured at the Novasep Facility, or Final Product containing Product manufactured at the Novasep Facility (as applicable), in the United States, the European Union or any of its member states, and any other country or regulatory jurisdiction mutually agreed by the parties. Celladon shall compensate Novasep for such pre-approval regulatory support activities as set forth in the Scope of Work or the applicable Project Plan, provided that any such regulatory support activities in connection with applications for Regulatory Approval or Regulatory Approvals outside of the United States and the European Union, including the costs or compensation payable by Celladon therefor, shall be subject to prior written agreement of the parties.

3.7 Stability Studies. Celladon shall conduct stability studies on Product from the Engineering Batches manufactured by Novasep hereunder in accordance with study protocols approved by the POT prior to Novasep commencing the manufacture of Validation Batches under Section 3.5 above. Celladon shall prepare and deliver to Novasep written reports setting forth the results of such stability studies.

3.8 Language of Reports and Documents. Novasep shall provide to Celladon the following documents and reports in English or in bilingual version (English and French), at no additional cost beyond the payments specified in Section 7.1.:

[…***…]

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16.

[…***…]

For Novasep’s […***…].

[…***…].

In addition, if requested by Celladon, Novasep will provide translation into any language other than English of any documents relating to manufacture of Product, for regulatory or any other purposes, and the reasonable costs for any such additional translations shall be borne by Celladon.

3.9 Additional Services. Any services not contemplated by the Scope of Work, including the compensation to be paid by Celladon to Novasep for such services, would be separately negotiated in good faith and mutually agreed by the parties in writing.

4.	COMMERCIAL MANUFACTURE AND SUPPLY OF PRODUCT

4.1 Manufacture and Supply; Language of cGMP Documents. Except as set forth in Section 3.4 in the case of Engineering Batches, Novasep shall manufacture at the Novasep Facility and supply to Celladon cGMP Batches of Product conforming to the Product Warranty in such quantities as ordered by Celladon in Purchase Orders submitted to Novasep by Celladon in accordance with Section 4.3, subject to the minimum annual purchase commitments set forth in Section 4.4. Novasep shall manufacture all such Product in compliance with cGMP and in accordance with the Manufacturing Process and shall complete and deliver to Celladon the Batch Documentation for each Batch. Novasep’s manufacturing of a particular Batch shall be deemed completed at such time as Novasep completes those release activities for such Batch for which Novasep is responsible under the Quality Agreement. For clarity, Celladon shall be solely responsible for the manufacture and release of Final Product incorporating the Product supplied hereunder, including all fill/finish activities and all packaging and labeling of Final Product.

4.2 Language of GMP Documents. Novasep shall provide to Celladon the following documents and reports with respect to cGMP Batches in English or in bilingual version (English and French), at no additional cost beyond the payments specified in Section 7.1:

[…***…]

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[…***…]

For Novasep’s […***…].

[…***…].

In addition, if requested by Celladon, Novasep will provide translation into any language other than English of any documents relating to manufacture of Product, for regulatory or any other purposes, and the reasonable costs for any such additional translations shall be borne by Celladon.

4.3 Purchase Orders. To order Batches of Product to be supplied by Novasep, Celladon shall provide to Novasep written Purchase Orders specifying the number of Batches of Product ordered, the delivery destination(s) and the requested delivery dates for the particular Batches. The quantity of Product ordered in each Purchase Order shall be in whole numbers of Batches. No later than […***…] days after Celladon’s delivery to Novasep of the Initial Forecast, Celladon shall submit a written Purchase Order ordering the Batches of Product forecasted for the Binding Period of the Initial Forecast. On a quarterly basis thereafter during the Term, no later than seven days after delivery of each Forecast pursuant to Section 4.5, Celladon shall submit a written Purchase Order for the number of Batches of Product forecasted for the last quarter of the Binding Period of such Forecast. Promptly after the submission of the Purchase Order for the Binding Period of the Initial Forecast and on or about […***…] of each year thereafter during the Term, the parties shall meet and discuss in good faith and agree reasonably on the timing and schedule of the manufacturing campaigns to be conducted by Novasep during the following calendar year to manufacture and deliver the total number of Batches ordered for such calendar year and on the delivery schedule for each of the Batches resulting from such manufacturing campaign (such agreed schedule for a particular calendar year, the “Manufacturing Schedule”). Each Manufacturing Schedule shall include the expected delivery dates by calendar quarters of the Batches ordered for the calendar year. Novasep shall accept and shall be deemed to accept each Purchase Order submitted by Celladon in accordance with the terms of this Agreement, subject to the Maximum Capacity. Purchase Orders for Product submitted by Celladon shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any provision in any Purchase Order, invoice, or similar document furnished by Celladon or Novasep that is in any way inconsistent with the terms and conditions set forth in this Agreement is hereby rejected, unless otherwise expressly agreed by the parties in writing.

4.4 Minimum Purchase Commitments.

(a) Initial Term. Subject to the terms and conditions of this Agreement, Celladon hereby agrees to purchase and pay for, and to submit Purchase Orders for, at least the minimum number of Batches of Product as set forth below during 2017 and 2018 at the applicable Batch Price specified in Section 7.2, subject to Section 7.3:

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Calendar Year	Minimum Number of Batches
2017	[***]
2018	[***]

(b) Extension Terms. Subject to the terms and conditions of this Agreement, if Celladon exercises its option to extend the Term by one or both Extension Terms, Celladon hereby agrees to purchase and pay for, and to submit Purchase Orders comprising Annual Orders for the purchase of, at least the minimum number of Batches of Product as set forth below during (i) 2019 if Celladon exercises the First Extension Option and (ii) 2020 if Celladon exercises the Second Extension Option, in each case, at the applicable Batch Price for such year specified in Section 7.2, subject to Section 7.3:

Calendar Year	Minimum Number of Batches
2019	[***]
2020	[***]

(c) Take-or-Pay. In the event that, in any calendar year, Celladon submits Purchase Orders for fewer Batches than the applicable minimum Batch commitment for such year set forth in Section 4.4(a) or 4.4(b), as applicable, Celladon shall be obligated to pay to Novasep compensation as follows: the difference between the actual quantity of Batches ordered by Celladon and the above mentioned minimum number of Batches will be invoiced by Novasep to Celladon at a price corresponding to […***…]% ([…***…] percent) of the then applicable Batch Price (the “Take or Pay Compensation”). Such invoice(s) relating to non-purchased quantities will be paid by Celladon to Novasep no later than January 15th of the following year.

As an example, if Celladon purchases only […***…] ([…***…]) Batches of Product in 2018, Celladon shall pay to Novasep a Take or Pay Compensation of […***…] ([…***…]) Batches x [[…***…] Euros] = […***…] EUR, the corresponding invoice to be paid to Novasep no later than January 15th 2019.

4.5 Forecasts. No later than […***…] 1, 2016, and the first day of each calendar quarter thereafter during the Term, Celladon shall provide Novasep with rolling […***…]-month (except as set forth below) forecasts setting forth its good faith estimate, by month, of its expected orders and Batch requirements for Product during the applicable period (each, a “Forecast”) as of the date of such Forecast, with the first such Forecast to cover the […***…]-month period beginning on January 1, 2017 (the “Initial Forecast”); provided, however, that:

(a) the forecasted number of Batches for any calendar year shall not exceed the then-applicable Maximum Capacity;

(b) the first […***…] months period of each Forecast shall be binding upon Celladon (each a “Binding Period”);

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(c) a Forecast need not cover any period after expiration of the then-current Term; and

(d) if any Forecast provided by Celladon does cover any period after expiration of the then-current Term, the forecasted Product orders for such post-expiration period shall be non-binding.

4.6 Delivery Date. For each Purchase Order submitted by Celladon in accordance with the terms of this Agreement, Novasep shall deliver to Celladon or Celladon’s designee, at the delivery destination and by the delivery date specified in such Purchase Order (or such other delivery date as agreed by the parties), the specified quantity of Product conforming to the Product Warranty and complying with the other applicable requirements under this Agreement. Novasep shall immediately report to Celladon the occurrence of any event within or beyond its control which is likely to affect delivery of any order of Product, provided that the giving of such notice shall not relieve Novasep of its obligations hereunder.

4.7 Shortfalls in Supply.

(a) If at any time following commencement of cGMP manufacture of Product at the Novasep Facility, Novasep believes that it will be unable to deliver the number of Batches ordered by Celladon for delivery during any period, Novasep shall promptly provide written notice thereof to Celladon, which notice shall include (i) the number of Batches that Novasep believes it will be unable to deliver, (ii) the reasons for Novasep’s inability to deliver such number of Batches and (iii) Novasep’s anticipated timeline for being able to deliver such number of Batches (such notice, a “Shortfall Notice”). Following delivery of a Shortfall Notice, Novasep shall be obligated to provide written notice(s) to Celladon promptly in the event there are subsequent changes in the details covered by a particular Shortfall Notice (e.g., if Novasep subsequently learns that it will be able to deliver a greater or lesser number of Batches than previously described in the Shortfall Notice or any prior update notice, or if Novasep’s anticipated timelines for curing such shortfall change).

(b) Upon the occurrence of any Supply Failure, the parties, via the POT or PGT, shall meet immediately and discuss in good faith all appropriate actions to remedy and cure the Supply Failure. In any event Novasep shall use best efforts to cure the Supply Failure as soon as possible (and in any event within […***…] ([…***…]) months), shall not manufacture any product other than Product in the Novasep Facility until such Supply Failure is cured and shall provide Celladon with regular and accurate reports on the status of its efforts and the actual date that it expects to deliver the required amounts of Product on order.

(c) If a Supply Failure occurs, (i) Celladon shall be […***…]; and (ii) Novasep’s rights under […***…], in each case until such time as such Supply Failure is cured.

4.8 Labeling and Packaging. Novasep shall label and package Product supplied hereunder in accordance with the applicable Manufacturing SOPs, the Quality Agreement, Celladon’s reasonable directions and Applicable Law regarding pharmaceutical products shipped in bulk.

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4.9 Storage and Handling. Novasep shall store and handle all Product as required by the applicable Manufacturing SOPs, cGMP, and all established safety practices for the Product.

4.10 Shipping; Risk of Loss. All shipments of Product by Novasep will be made FCA (Incoterms 2010) the Novasep Facility (regardless of whether or not Novasep provides assistance to Celladon for the organization of the shipment of Product and/or chooses the shipping agent and common carrier on behalf of Celladon) to the delivery destination specified in the applicable Purchase Order, and all deliveries shall be in accordance with the shipping instructions of Celladon and, unless otherwise agreed by the parties, using a common carrier specified by Celladon. Novasep shall pay, on Celladon’s behalf, all costs of shipping, storage, customs, duties, taxes, freight, insurance and other charges incurred by Novasep in shipping Product (collectively, “Transport Costs”), unless Celladon provides otherwise in writing on a Purchase Order. Celladon will reimburse Novasep for the reasonable Transport Costs, without mark-up, actually incurred by Novasep, and Novasep shall, upon Celladon’s request, provide written documentation supporting such costs. Except as provided herein with respect to any Non-Conforming Batch, risk of loss as to Product shipped to Celladon or its designee hereunder shall pass to Celladon upon delivery of such Product to the common carrier at the Novasep Facility where the Product was manufactured. Novasep shall arrange to insure the shipment of the ordered Product as specified by Celladon, in the name and on behalf of Celladon, at Celladon’s costs. Title to Product delivered hereunder shall pass to Celladon upon payment to Novasep of the corresponding invoice.

4.11 Celladon Materials. Celladon shall be responsible for ensuring that adequate quantities of Celladon Materials, of appropriate quality, meeting the Celladon Materials Specifications, are delivered to the Novasep Facility free of charge in sufficient time for Novasep’s manufacture of the quantities of Product ordered by Celladon. Novasep shall not be liable for any failure to perform or delay in performing its obligations hereunder to the extent the late arrival of Celladon Materials, or the quality of Celladon Materials, adversely affects Novasep’s ability to perform such obligations. Celladon shall promptly provide written notice to Novasep of the occurrence of any event within or beyond Celladon’s control which is likely to prevent Celladon from complying with its obligations under the first sentence of this Section 4.11, provided that the giving of such notice shall not relieve Celladon of its obligations hereunder.

4.12 Raw Materials. Novasep shall be responsible for procuring all raw materials needed for manufacturing Product, except for the Celladon Materials. The parties shall jointly develop and agree on applicable specifications for raw materials. Novasep shall source raw materials and consumables solely from qualified vendors as specified in the Quality Agreement, and shall provide Celladon with the names of all such vendors. If Celladon specifies a particular vendor for any such raw material, Novasep shall procure such raw material solely from such Celladon-specified vendor. Novasep shall conduct audits of vendors as required by the Quality Agreement or applicable regulatory requirements or as reasonably requested by Celladon.

4.13 Staffing and Resources. Novasep shall establish the necessary organization, and shall at all times during the Term use Commercial Reasonable Efforts to allocate sufficient time, effort and resources, and use personnel with sufficient skills and experience, as, in each case, are

21.

required to perform Novasep’s Product manufacturing and supply obligations under this Article 4 on a timely basis and in accordance with the terms of this Agreement.

4.14 Third Party Suppliers. Novasep acknowledges that, prior to the Collaboration Initiation Date, Celladon entered into a facility construction and commercial supply agreement for Product with a Third Party and that, under such agreement, Celladon may become obligated to order from such Third Party a certain percentage of Celladon’s and its Licensee’s annual global supply of Product (subject to certain limits and adjustments set forth in such agreement). Novasep further acknowledges and agrees that Celladon may enter into one or more additional commercial manufacturing and supply agreements with Third Parties for Product, without restriction, subject only to Celladon’s compliance with its obligations under Section 4.4. Accordingly, the parties agree that Celladon shall have no obligation to purchase any particular percentage of its commercial requirements of Product from Novasep hereunder, subject only to Celladon’s compliance with its obligations under Section 4.4.

5.	QUALITY ASSURANCE AND ACCEPTANCE

5.1 Quality. Immediately upon manufacture of a Batch, Novasep shall conduct those analytical tests of such Batch for which Novasep is responsible as described in the Specifications, and shall deliver to Celladon or its designee sample(s) of such Batch as required by the Specifications (the “Batch Sample”). Celladon will provide the analytical test results of its testing of the Batch Sample to Novasep for inclusion in the Batch Documentation. Prior to the delivery of each Batch of cGMP Product, Novasep shall deliver to Celladon the Batch Record and Master Batch Record for such Batch and such other documentation with respect to such Batch as specified in the Quality Agreement (the “Batch Documentation”).

5.2	Acceptance and Rejection.

(a) Promptly after Celladon’s or its designee’s receipt of all associated Batch Documentation for a Batch, Celladon shall review such Batch Documentation to determine whether or not it conforms to the Product Warranty. Celladon shall notify Novasep in writing of Celladon’s determination as to the conformity or non-conformity of the Batch to the Product Warranty, in each case by the later of (i) […***…] days after receipt of the Batch Sample at Celladon’s designated testing site and (ii) […***…] days after Celladon’s or its designee’s receipt of the Batch Documentation, or such other period as may be specified in the Quality Agreement (as applicable, the “Acceptance Period”). The Acceptance Period shall be subject to extension by mutual written agreement of the parties for a reasonable period in the event of delays in receipt of test results or if additional testing or investigations into deviations from cGMP are necessary. If the results of such analytical testing demonstrate that the Batch Sample fails to conform to Specifications, or it is determined that manufacturing of Product failed to meet the Product Warranty, Celladon shall notify Novasep in writing thereof before expiration of the applicable Acceptance Period (as extended, if applicable), after which time, if Celladon has not delivered written notice of rejection, such Batch shall be deemed accepted by Celladon.

(b) If Novasep believes that a Batch has been improperly rejected, appropriate quality representatives of the parties shall promptly discuss the matter in good faith and attempt to reach mutual agreement as to the conformity or non-conformity of the Batch Sample to the

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Specifications, or if cGMP deviations are material and may reasonably be expected to impact product or process, or otherwise fail the Product Warranty and as to the cause(s) of any non-conformity. If such representatives are unable to reach mutual agreement within […***…] days, the parties shall, as applicable, cause an independent laboratory reasonably acceptable to both parties, to perform testing of samples of such Batch to determine whether or not such Batch conforms to the Specifications and/or cause an independent GMP expert reasonably acceptable to both parties to review Batch Documentation for such Batch to determine whether or not such Batch was manufactured in accordance with cGMP and, if ascertainable, to determine the cause(s) of such non-conformity. The independent laboratory’s and/or independent GMP expert’s determination shall be final and binding on the parties. The parties shall initially share the costs associated with such testing and review equally, but the party against whom the independent laboratory and/or independent GMP expert rules shall reimburse the other party for the share of such costs initially borne by the other party within 30 days after the independent laboratory and/or independent GMP expert issues its determination.

(c) Celladon shall not be required to pay for cGMP Batch that does not conform to the Product Warranty (a “Non-Conforming Batch”), provided that if Celladon previously paid for such Non-Conforming Batch, then Novasep shall, at Celladon’s option, either (i) replace the Non-Conforming Batch with a cGMP Batch that conforms to the Product Warranty in accordance with Section 5.2(d), or (ii) if Celladon elects not to have Novasep provide a replacement cGMP Batch, issue a credit to Celladon in the amount of such payment or refund to Celladon the amount of such payment, at Celladon’s election, within 30 days of Celladon’s written request therefor.

(d) If Celladon elects to have Novasep replace a Non-Conforming Batch with a cGMP Batch that conforms to the Product Warranty, then Novasep shall replace such Non-Conforming Batch as promptly as practicable, and the parties’ respective rights and obligations with respect to such Non-Conforming Batch shall be as set forth below.

(i) If the failure of a Non-Conforming Batch to conform to the Product Warranty (A) is primarily attributable to Novasep’s breach of its obligations hereunder or Novasep’s gross negligence or intentional misconduct or (B) results from a critical failure at the Novasep Facility or in the performance of the Manufacturing Process or the equipment used to manufacture Product that, in each case, is primarily attributable to Novasep’s breach of its obligations hereunder or Novasep’s gross negligence or intentional misconduct, then Novasep […***…].

(ii) Except as expressly set forth in Section 5.2(d)(iii), if the failure of a Non-Conforming Batch to conform to the Product Warranty is attributable to any cause other than those specified in Section 5.2(d)(i), Novasep shall […***…]

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[…***…].

(iii) If the failure of a Non-Conforming Batch to conform to the Product Warranty is primarily attributable to the failure of the Celladon Materials provided by Celladon for use in the manufacture of such Batch to conform to the Celladon Materials Warranty at the time of delivery to Novasep, then, provided that Novasep performed the applicable testing of such Celladon Materials in accordance with the Quality Agreement prior to using such Celladon Materials in the manufacture of such Batch, Novasep shall have no liability or responsibility for such Non-Conforming Batch under the preceding provisions of this Section 5.2 and Celladon shall […***…].

(e) The parties shall mutually agree in good faith on how (if at all) any Non-Conforming Batch may be used and, if the parties agree that such Non-Conforming Batch is not usable, on the disposition of such Non-Conforming Batch, including the costs thereof.

(f) Celladon acknowledges and agrees that, except for Celladon’s rights to terminate this Agreement under Article 11, Celladon’s sole remedy with respect to a Non-Conforming Batch is as set forth above in this Section 5.2.

6.	REGULATORY

6.1 Facilities Licenses. Novasep shall obtain and maintain, at its sole cost, all permits, licenses and approvals (including facilities licenses) necessary for the operation of the Novasep Development Site and the Modified Novasep Facility and the manufacture and supply of Product at the Modified Novasep Facility in compliance with cGMP and Applicable Law (“Facilities Licenses”), as required for Novasep to perform the Development Services and its Product manufacturing and supply obligations under this Agreement. Novasep shall keep Celladon regularly informed about the status of all such Facilities Licenses and shall provide Celladon copies thereof upon request. Novasep shall ensure that the Modified Novasep Facility complies with cGMP and all other Applicable Law. Novasep shall use reasonable best efforts to resolve as soon as possible any issues that arise in its seeking or maintaining Facilities Licenses, including completely addressing and rectifying any deviations or other issues raised in any Warning Letter from the FDA or any similar warning or objection by the EMA or any other Regulatory Authority.

6.2 Compliance. In performing its obligations hereunder, Novasep shall comply with all Applicable Law and applicable requirements of Regulatory Authorities. Novasep shall obtain and maintain all government permits, including without limitation health, safety and environmental permits, necessary for the conduct of the actions and procedures undertaken to manufacture and supply Product during the Term. Without limiting the generality of the foregoing, Novasep shall comply with all regulatory requirements imposed by Applicable Law upon Novasep as the manufacturer of Product. Novasep shall, on a timely basis, provide Celladon with all information and documentation in Novasep’s or its Affiliates’ possession

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24.

relevant to its role as the manufacturer of Product that is reasonably necessary for Celladon to comply with applicable regulatory requirements.

6.3 Cooperation and Assistance. Upon Celladon’s written request, Novasep shall provide to Celladon all reasonable information, documentation and data in Novasep’s or its Affiliates’ possession relating to Product or its manufacture (or true and complete copies thereof) as Celladon may require for any purpose, including submissions to Regulatory Authorities in applications for Regulatory Approval or for the purpose of obtaining or maintaining Regulatory Approvals; in each case, at Celladon’s expense for actual out-of-pocket copying costs and the costs (at a commercially reasonable FTE rate to be agreed by the parties in advance) for Novasep’s internal employee time required for such copying. Without limiting the generality of the foregoing, upon Celladon’s written request, Novasep shall provide to Celladon all documents specified in the Quality Agreement, including, by way of example only, the complete Master Batch Records and specific Manufacturing SOPs and updates as defined in the Quality Agreement, copies of executed, completed Batch Records for each Batch, and all relevant documents relating to the Manufacturing Process or any Novasep Project IP used in manufacturing Product.

6.4 Regulatory Approvals. Celladon (or its Affiliate or Licensee) shall have the exclusive right to prepare and submit any and all applications for Regulatory Approval for Product or Final Product, including any amendments or supplements thereto, and shall be responsible for obtaining and maintaining Regulatory Approvals. Any and all such applications and Regulatory Approvals for Product or Final Product shall be owned solely by and held in the name of Celladon (or its Affiliate or Licensee, as applicable). Novasep shall have no rights in or to any such applications or Regulatory Approvals.

6.5 Changes in Manufacturing Process. Novasep shall not change or modify the Manufacturing Process or any of the Manufacturing SOPs, or otherwise make any change in the materials, equipment, process or procedures used to manufacture or test Product that would require a filing with a Regulatory Authority and/or that would affect or reasonably be expected to affect Novasep’s ability to manufacture the Product in accordance with the Specifications or the terms of this Agreement, or Celladon’s ability to use Product supplied by Novasep in the production of Final Product for commercial distribution, in each case, without Celladon’s prior written approval. No changes to Manufacturing Process, the Manufacturing SOPs, the Master Batch Records, material and in-process specifications and analytical procedures for raw materials, in-process testing or batch release testing shall be made except in accordance with the change control procedure set forth in the Quality Agreement. Novasep shall disclose all proposed changes in such manufacturing and testing materials, equipment, process or procedure to Celladon at a level that would be sufficient to allow Celladon to understand such changes and comply with applicable requirements of Regulatory Authorities. If Celladon agrees to allow any such change requiring Celladon’s approval to be implemented, then the parties shall revise the Manufacturing SOPs and the relevant Specifications in writing accordingly, if applicable, in compliance with the requirements of the Quality Agreement. Any actual costs incurred by Novasep in making changes to the Manufacturing Process or the Manufacturing SOPs that are requested by Celladon shall be reimbursed by Celladon, in amounts to be agreed by the parties in writing prior to performing such changes.

25.

6.6 Records. Novasep shall keep complete, accurate and authentic accounts, notes, data and records pertaining to the manufacture, processing, testing, storage, and distribution of the Product, including, without limitation, master production and control records, in accordance with Applicable Law and the requirements of Regulatory Authorities. Novasep shall retain such records for a period and in a manner consistent with applicable regulatory requirements and shall make available to Celladon copies of such records and shall permit Celladon to inspect the originals of such records as maintained by Novasep, on reasonable notice. After such time period, Novasep shall notify Celladon prior to the destruction of any records retained under this Section 6.6 and, at Celladon’s request, shall transfer such records to Celladon.

6.7 Inspections by Celladon. Novasep shall permit Celladon to inspect the Novasep Facility during normal business hours and review such documents as is reasonably necessary for the purpose of assessing Novasep’s compliance with the Manufacturing Process, the Manufacturing SOPs, cGMP, the Specifications, applicable requirements of Regulatory Authorities, and applicable manufacturing controls. Such inspection and document review shall be conducted upon reasonable prior written notice by Celladon prior to the proposed inspection, at a time and date mutually agreeable to the parties (except in the event of a reasonable, urgent concern by Celladon regarding the quality of Product, in which case Celladon may conduct the inspection with a prior reasonable prior written notice of only […***…] hours), and in accordance with the Quality Agreement. In addition, Celladon shall have the right to have a reasonable number of employees or agents present at the Novasep Facility during the preparation for or conduct of any manufacturing or production run for manufacture or packaging of a Batch of Product, and such employee or agent shall be free to inspect and oversee all aspects of such preparation or production run and to comment to Novasep thereupon. Celladon shall use its reasonable endeavors not to cause any undue disruption to Novasep’s business and activity in carrying out such audit or inspection. For the avoidance of doubt, such inspection right of Celladon […***…].

6.8 Regulatory Inspections.

(a) Inspection by Regulatory Authorities. Upon the request of any Regulatory Authority having jurisdiction over the manufacture of Product hereunder, such Regulatory Authority shall have access to observe and inspect Novasep’s facilities and procedures used for the manufacture, release and stability testing, and/or warehousing of all Product and to audit such facilities for compliance with cGMP and/or other applicable regulatory standards. Novasep specifically agrees to cooperate with any inspection by a Regulatory Authority, whether prior to or after Regulatory Approval of Product or Final Product, and to provide Celladon a copy of any inspection or audit report resulting from any such inspection. If Novasep is purchasing raw materials from a Third Party manufacturer for use in manufacturing Product, Novasep shall use Commercially Reasonable Efforts to ensure that such manufacturer’s facilities and procedures are similarly subject to the provisions of this Section 6.8 as to the manufacture of such raw materials, and to ensure that Celladon is provided copies of any inspection or audit report of such Third Party relating to such raw materials.

(b) Notification of Inspections. Novasep agrees to notify Celladon within […***…] days of any written or oral inquiries, notifications or inspection activity by any Regulatory Authority in regard to Product supplied or to be supplied to Celladon hereunder. Novasep shall

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provide a reasonable description of any such governmental inquiries, notifications or inspections promptly, but in no event later than […***…] days after such notification, inquiry or inspection. Novasep shall furnish to Celladon (i) within […***…] days after receipt, any report or correspondence issued by any Regulatory Authority in connection with such notification, inquiry or inspection, including any FDA Form 483 (List of Inspectional Observations) or applicable portions of any FDA Warning Letters which pertain to the Product (or any equivalent in another country or jurisdiction), and (ii) not later than […***…] days prior to the time it provides to any Regulatory Authority, copies of proposed responses or explanations relating to items set forth above (each, a “Proposed Response”), in each case redacted of trade secrets or other confidential or proprietary information of Novasep that are unrelated to the obligations under this Agreement or are unrelated to Product or its manufacture. Novasep shall discuss with Celladon and consider in good faith any comments provided by Celladon on the Proposed Response. After the filing of a response with the FDA or other Regulatory Authority, Novasep shall notify Celladon of any further contacts with such Regulatory Authority relating to the subject matter of the response.

(d) Remedial Actions. Novasep shall notify Celladon immediately in writing in the event any action is taken or threatened by a Regulatory Authority relating to the manufacture or storage of Product by Novasep, or relating to the Novasep Facility in which such manufacture or storage occurs, or which may impair the ability of Novasep to manufacture Product (including any impairment to Novasep’s ability to manufacture Product conforming to the applicable Specifications) in accordance with this Agreement. In any event, Novasep shall use best efforts to address and resolve as soon as possible any issues, concerns or warnings from any Regulatory Authority that might affect Novasep’s ability to manufacture and supply Product in accordance with this Agreement. To the extent Novasep must implement a plan of remediation or for other modifications or changes to its Novasep Facility or its manufacturing processes in order to address and resolve any such issues, concerns or warnings from any Regulatory Authority, Novasep shall prepare such plan as soon as possible, shall provide a draft of the plan to Celladon for review and comment, and shall implement all reasonable comments of Celladon as soon as possible, and shall use Commercial Reasonable Efforts to implement and complete all aspects of the agreed plan as soon as possible.

6.9 Recalls. In the event Celladon shall be required or requested by any regulatory authority (or shall voluntarily decide in good faith) to recall any Final Product, Celladon shall coordinate such recall. If any such recall is or may be related to the Product incorporated in the recalled Final Product, Celladon shall immediately inform Novasep thereof. If a recall is due to Novasep’s gross negligence, willful misconduct or breach of the Product Warranty by Novasep, and does not result from Celladon’s gross negligence, willful misconduct or breach of this Agreement by Celladon, then Novasep shall reimburse Celladon for (i) the purchase price paid by Celladon to Novasep for the Product in such recalled Final Product, and (ii) Celladon’s other reasonable and documented direct costs and expenses actually incurred by Celladon in connection with the recall, subject in any case to Sections 9.5 and 9.6 of this Agreement. If a recall is due to any reason other than Novasep’s gross negligence, willful misconduct or breach of the Product Warranty, Celladon shall pay all of the costs and expenses of the recall.

6.10 Adverse Event Reporting. It is understood and agreed that Celladon (or its Affiliate or Licensee) shall have the sole right and responsibility for reporting any adverse events associated with Product or Final Product to the applicable and appropriate Regulatory

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27.

Authorities. Novasep shall provide Celladon all reasonable assistance in complying with such reporting requirements. Novasep shall notify Celladon, in accordance with the requirements of the Quality Agreement, of any information of which Novasep becomes aware concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, that is associated with the manufacturing of Product.

7.	FINANCIAL TERMS

7.1 Development Service Fees. Subject to Section 11.2 hereof, Celladon agrees to compensate Novasep for the performance of the services described in Article 3, the Technology Transfer Plan, the activities described in Article 6, and Modules 1, 2, 3, 4, 5, and 6 of the Scope of Work, as more fully described in any applicable Project Plans (collectively, the “Development Services”) in an aggregate amount of up to twenty six million one hundred sixty thousand Euro (26 160 000 €). The fees relating to the Development Services includes both fees relating to Development Services as set forth in subsection (a), and reservations fees, as set forth in subsection (b), all payable as follows:

(a) Development Services Fees:

(i) two million and five hundred thousand Euro (2 500 000 €), which Novasep acknowledges has been paid in full prior to the Effective Date;

(ii) six hundred thousand Euro (600 000 €), to be paid no later than March 31, 2015;

(iii) eight hundred twenty five thousand Euro (825 000 €), to be paid no later than […***…], 2015;

(iv) eight hundred twenty five thousand Euro (825 000 €), to be paid no later than […***…], 2015;

(v) […***…] Euro ([…***…] €), to be paid no later than […***…];

(vi) […***…] Euro ([…***…] €), to be paid no later than […***…];

(vii) […***…] Euro ([…***…] €), to be paid no later than […***…];

(viii) […***…] Euro ([…***…] €), to be paid upon completion of […***…] scale, which is expected to take place no later than […***…]; such milestone will be deemed to be achieved upon […***…];

(ix) […***…] Euro ([…***…] €), to be paid no later than […***…];

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(x) […***…] Euro ([…***…] €), to be paid upon completion of the […***…], which is expected to take place no later than […***…]; such milestone will be deemed to be achieved upon […***…];

(xi) […***…] Euro ([…***…] €), to be paid upon completion of […***…], which is expected to take place no later than […***…]; such milestone will be deemed to be achieved upon […***…].

(xii) […***…] Euro ([…***…] €), to be paid no later than […***…];

(xiii) […***…] Euro ([…***…] €), to be paid upon […***…], which is expected to take place no later than […***…]; such milestone will be deemed to be achieved upon […***…];

(xiv) […***…] Euro ([…***…] €), to be paid no later than […***…].

(b) Reservation Fees: Celladon agrees to compensate Novasep for the reservation of manufacturing slots, in 2015 and 2016, for the Product in the Novasep Facility. As a consequence Celladon shall pay to Novasep an aggregate amount of three million Euro (3 000 000 €), which shall be payable as follows:

(i) […***…] Euro ([…***…] €), to be paid no later than […***…];

(ii) […***…] Euro ([…***…] €), to be paid no later than […***…]

(c) For the sake of clarity, at completion of the Development Services, Celladon will have paid to Novasep (in accordance with Section 7.1 and Schedule 7.1):

(i) a total of […***…] thousand EUR ([…***…] €) in Development Services fees under Section 7.1(a) above; it being understood that such Development Services fees include, without limitation, the […***…]; and

(ii) the total amount of […***…] EUR ([…***…] €) as reservation fees for commercial production in the Novasep Facility for the first two calendar years of the Initial Term, under Section 7.1(b) above (such amount, the “Additional Amount”). The Additional Amount will be subject to recovery by Celladon in accordance with Section 7.2.

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In addition, for the sake of further clarity, […***…] EUR ([…***…] €) of Novasep Facility Modifications Costs are included in the above mentioned aggregate amount of […***…] thousand EUR ([…***…] €), with such Novasep Facility Modifications Costs consisting of (i) […***…] Euro ([…***…] €) of Capital Expenditures as set forth in Schedule 7.1 and (ii) […***…] Euro ([…***…] €) to be financed in conformity with the payment schedule as defined in Schedule 7.1. Should however the Novasep Facility Modifications Costs be greater than […***…] EUR ([…***…] €), despite Novasep’s efforts to mitigate these costs, then […***…].

7.2 Batch Prices. The per-Batch price to be paid by Celladon for a particular cGMP Batch of Product that is manufactured by Novasep during a particular calendar year and delivered to Celladon under this Agreement shall be as set forth below, subject to adjustment as set forth in Section 7.3:

Calendar Year	Price per Batch
2017	[…***…] EUR ([…***…] €)
2018	[…***…] EUR ([…***…] €)
2019	[…***…] EUR ([…***…] €)
2020	[…***…] EUR ([…***…] €)

Notwithstanding the foregoing, for Batches ordered during 2017 and 2018, the Batch Price listed above shall be reduced ratably by an aggregate of […***…] EUR ([…***…] €) in each such calendar year, across the minimum number of Batches applicable to such calendar year, as set forth in Schedule 7.1. If Celladon exercises the First Extension Option, Novasep shall invoice Celladon for, and Celladon shall pay, an advance payment equal to […***…]% of the total Batch Price for the minimum number of cGMP Batches for 2019 under Section 4.4(b), which will be deducted ratably from the Batch Price of each of the last […***…] ([…***…]) cGMP Batches purchased in 2019. If Celladon exercises the Second Extension Option, Novasep shall invoice Celladon for, and Celladon shall pay, an advance payment equal to […***…]% of the total Batch Price for the minimum number of cGMP Batches for 2020 under Section 4.4(b), which will be deducted ratably from the Batch Price of each of the last […***…] ([…***…]) cGMP Batches purchased in 2020.

In the event that this Agreement expires or is terminated before the Additional Amount, the 2019 advance payment or the 2020 advance payment (as applicable) has been applied in full to the purchase of cGMP Batches in the then-current Term, then Novasep shall deduct any unapplied portion of such payment from any other amounts due to Novasep as of such expiration or the effectiveness of such termination (as applicable), and if, after such deduction, any unapplied portion of such payment remains, Novasep shall promptly refund such unapplied portion to Celladon.

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7.3 Adjustments to Batch Prices.

(a) The Batch Prices set forth in Section 7.2 have been defined based on the existing data and understanding of the production process for Product as of the Effective Date. Such Batch Prices may need to be revisited, and, if appropriate, modified, by the parties upon completion of the Development Services described in Sections 3.1, 3.2 and 3.3 if the efforts needed to produce one Batch are demonstrated in the course of such Development Services to be materially different from the parties’ data and understanding as of the Effective Date. Any modification to the Batch Prices set forth in Section 7.2 would require that Novasep present appropriate data and documentation justifying the appropriateness of such modification and would be subject to mutual written agreement of the parties.

(b) Commencing on the first of December, 2017, and on the last month of each calendar year of the Term thereafter, the Batch Prices set forth in Section 7.2 (as modified in accordance with Section 7.3(a)) shall be adjusted, […***…] Any such price increase will be […***…]

(c) If the number of Batches subject to pending Purchase Orders and the Binding Period of the most recent Forecast will result in Celladon purchasing a number of Batches in a given year that exceeds the applicable minimum number of Batches under Section 4.4(a) or Section 4.4(b) for such year, the parties shall discuss in good faith appropriate reductions in the applicable Batch Price for such year.

(d) In the event that, as a result of any deviation from the Manufacturing Process by Novasep or its Affiliate (except with Celladon’s express prior written approval) in the manufacture of any cGMP Batch that causes the yield from such manufacture to be less than a full Batch, the applicable Batch Price for such cGMP Batch as set forth in Section 7.2 (as adjusted pursuant to Section 7.3(a) and/or Section 7.3(b), as applicable) shall be reduced in proportion to such reduction in yield from the full Batch size.

7.4 Invoicing and Payment of Batch Price. Novasep shall provide to Celladon a written invoice for Product delivered in accordance with this Agreement, based on the then-applicable Batch Price under Section 7.2 (subject to adjustment in accordance with Section 7.3), provided that Novasep shall not deliver a written invoice for any Batch of Product before the Release of such Batch by Novasep. All amounts invoiced by Novasep pursuant to this Section 7.4 shall be payable on a net-30 basis, subject to Section 5.2.

7.5 Manner and Place of Payment. All payment amounts under this Agreement are expressed in Euro, and all payments hereunder shall be payable in Euro. All payments due by

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Celladon hereunder shall be made by bank wire transfer in immediately available funds to a bank and account designated in writing by Novasep.

7.6 Taxes. All prices in this Agreement exclude value added taxes (or VAT), U.S. state and local sales taxes, and other taxes (collectively hereinafter, “Transaction Taxes”), if any, imposed on the Products and services provided by Novasep under this Agreement.

8.	INTELLECTUAL PROPERTY

8.1 Background IP.

(a) Celladon Background IP. Celladon shall at all times be and remain the sole and exclusive owner of all right, title and interest in and to Celladon Background IP. Novasep acknowledges and agrees that, as between Celladon and Novasep, all intellectual property rights in the Product are owned solely by Celladon. Neither Novasep nor any of its Affiliates shall acquire any rights of any kind whatsoever with respect to the Product as a result of this Agreement or the activities contemplated hereby.

(b) Novasep Background IP. Novasep shall at all times be and remain the sole and exclusive owner of all right, title and interest in and to the Novasep Background IP.

8.2 Project IP.

(a) Celladon Project IP. Celladon shall solely own, and Novasep hereby assigns to Celladon, all right, title and interest in and to all Celladon Project IP. Novasep shall cause any and all Information, inventions, developments and discoveries (whether or not patentable) within the Celladon Project IP to be collected and recorded in a timely, accurate, complete and professional manner sufficient for patent purposes. For clarity, however, notwithstanding Celladon’s sole ownership of Celladon Project IP, Novasep’s original laboratory notebooks in which any such Celladon Project IP is recorded or documented shall remain the property of Novasep. Novasep shall promptly disclose to Celladon in writing all Celladon Project IP arising under this Agreement. At Celladon’s request and expense, Novasep shall provide Celladon with reasonable assistance to perfect Celladon’s ownership interest in Celladon Project IP and in obtaining, securing and maintaining patents and other intellectual property rights therein. Novasep and all employees, agents, consultants and subcontractors of Novasep involved in the performance of the Services, shall sign and deliver to Celladon all writings and do all such things as may be necessary or appropriate to vest in Celladon all right, title and interest in and to Celladon Project IP. Celladon may, in its sole discretion, file and prosecute in its own name and at its own expense, patent applications on any patentable inventions within the Celladon Project IP. Upon the request of Celladon, and at the sole expense of Celladon, Novasep will assist Celladon in the preparation, filing and prosecution of such patent applications and will execute and deliver any and all instruments necessary to effectuate the ownership of such patent applications and to enable Celladon to file and prosecute such patent applications in any country.

(b) Novasep Project IP. Novasep shall solely own all right, title and interest in and to all Novasep Project IP.

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8.3 Licenses.

(a) License to Novasep. Subject to the terms and conditions of this Agreement, Celladon hereby grants to Novasep during the Term – and where applicable, in particular for regulatory issues in connection with this Agreement, after the Term – […***…] for the […***…], for the […***…]. For clarity, as of the Effective Date, the […***…] specifically excludes […***…]. If the parties determine that a […***…], the parties will enter into a written amendment to this Agreement providing for the grant to Novasep and/or Henogen (as applicable) of a non-exclusive, non-transferable, royalty-free sublicense under such patent rights, subject to […***…].

(b) Licenses to Celladon.

(i) Novasep Project IP. Subject to the terms and conditions of this Agreement, Novasep hereby grants to Celladon a non-exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, including the right to sublicense through multiple tiers of sublicense, under the Novasep Project IP, to make, have made, use, sell, have sold, offer for sale and import Product and Final Product, including, without limitation, to practice and use the Manufacturing Process in connection therewith.

(ii) Novasep Background IP. Should Novasep use any portion of Novasep Background IP in the manufacture of Product, Novasep shall, and it hereby does, grant to Celladon a non-exclusive, worldwide, royalty-free, fully-paid (except as expressly set forth below with respect to Patented Novasep Background IP), irrevocable, perpetual license, including the right to sublicense through multiple tiers of sublicense, under such portion of the Novasep Background IP, to make, have made, use, sell, have sold, offer for sale and import Product and Final Product; provided, however, that if Novasep uses any portion of the Novasep Background IP that is claimed by any issued patent owned or controlled by Novasep (“Patented Novasep Background IP”) in the manufacture of Product, before Novasep begins using such Patented Novasep Background IP in the manufacture of Product, the parties shall negotiate in good faith and mutually agree in writing upon commercially reasonable compensation to be paid by Celladon in the event that Celladon exercises its license under such Patented Novasep Background IP. If the parties are unable to reach mutual written agreement as to such compensation, then Novasep shall not use such Patented Novasep Background IP in the manufacture of Product. If Novasep uses any Patented Novasep Background IP in the manufacture of Product without first obtaining Celladon’s written consent, then Novasep shall, and it hereby does, grant to Celladon a non-exclusive, worldwide, royalty-free, fully-paid, irrevocable, perpetual license, including the right to sublicense through multiple tiers of sublicense, under such Patented Novasep Background IP, to make, have made, use, sell, have sold, offer for sale and import Product and Final Product, including, without limitation, to practice and use the Manufacturing Process in connection therewith.

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8.4 Technology Transfer. Celladon shall have the right, exercisable by written notice to Novasep at any time, to transfer the Manufacturing Process to itself, any of its Affiliates and/or any Third Party. Any such technology transfer pursuant to this Section 8.4 shall include the Master Batch Records, Manufacturing SOPs, Quality Control Procedures, the design of the Modified Novasep Facility, and all necessary portions of the Novasep Project IP used by Novasep in the manufacture of Product. If Celladon exercises its technology transfer right under this Section 8.4, Novasep shall provide reasonable technology transfer assistance services and access to documentation to Celladon as reasonably necessary to complete such technology transfer and enable Celladon, its Affiliate or its Third Party designee to replicate the Manufacturing Process as performed by Novasep, and Celladon shall pay Novasep for such services (at Novasep’s then-standard rates) and reimburse Novasep for reasonable out-of-pocket expenses incurred in providing such services and access all as more fully detailed in a written technology transfer plan to be mutually agreed upon by the parties in good faith as promptly as practicable (and in any event within sixty days) after Celladon’s exercise of such right.

8.5 No Implied Licenses. No right or license is granted under this Agreement by either party to the other party, either expressly or by implication, except those specifically set forth herein.

9.	REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.2 Celladon Representations and Warranties.

(a) Celladon Materials Warranty. Celladon represents and warrants to Novasep that the Celladon Materials delivered by or on behalf of Celladon to Novasep pursuant to this Agreement will conform, at the time of delivery to Novasep, to the Celladon Materials Specifications in effect at the time of such delivery (the “Celladon Materials Warranty”).

(b) Intellectual Property. Celladon represents and warrants to Novasep as of the Effective Date that: (i) Celladon has the right to transfer to Novasep the Manufacturing Process and to disclose, transfer or make available to Novasep such existing Celladon Technology and other Confidential Information of Celladon as is necessary to permit Novasep to manufacture Product as contemplated by this Agreement; (ii) to Celladon’s knowledge as of the Effective Date, the manufacture of Product using the Manufacturing Process does not infringe the issued patents or misappropriate any trade secrets or proprietary information of any Third Party; and (iii) Celladon has not received any written communication from any Third Party claiming that the

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manufacture of Product using the Manufacturing Process infringes any intellectual property rights of any Third Party.

9.3 Novasep Representations and Warranties.

(a) Services Warranty. Novasep represents, warrants and covenants to Celladon that (i) the Development Services and the manufacture and supply of Product hereunder will be conducted by Novasep in a professional manner with professional skill and care and (ii) Novasep will use its good faith efforts to perform the Development Services in accordance with agreed timelines set forth in the Scope of Work, the Technology Transfer Plan and any other Project Plan. Celladon acknowledges that Novasep does not warrant that the Development Services will be successfully completed, that the results thereof will be acceptable to any Regulatory Authority to which they are presented, or that the Development Services will be completed within a specified time frame.

(b) Product Warranty. Novasep represents and warrants to Celladon that, at the time of delivery to Celladon, all Product delivered by Novasep hereunder: (i) will conform to the Specifications in effect at the date of manufacture; (ii) will have been manufactured in compliance with cGMP, the Quality Agreement, applicable Regulatory Approvals, and Applicable Laws, and in accordance with the Manufacturing Process as described in the Master Batch Records; and (iii) will be free and clear of any lien or encumbrance (collectively, the “Product Warranty”).

(c) No Debarred or Disqualified Persons. Novasep represents and warrants to Celladon as of the Effective Date that neither Novasep nor any of its Affiliates, nor, to Novasep’s knowledge, any of their respective employees, (i) is under investigation for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a, or by the EMA or the Regulatory Authority of any European Union member state under any foreign equivalent thereof, or (ii) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 C.F.R. § 312.70, or by the EMA or the Regulatory Authority of any European Union member state under any foreign equivalent thereof. Novasep further represents and warrants that neither it nor any of its Affiliates, nor, to Novasep’s knowledge, any of their respective employees, has engaged in any conduct or activity which could lead to any of the above-mentioned disqualification or debarment actions. Novasep hereby covenants that neither Novasep nor any of its Affiliates will employ, contract with, or retain any person directly or indirectly to perform any services or other activities under this Agreement if such person (A) is under investigation for debarment or is presently debarred by the FDA, the EMA or the Regulatory Authority of any European Union member state, or (B) has a disqualification hearing pending or has been disqualified by the FDA, the EMA or the Regulatory Authority of any European Union member state. If, during the Term, Novasep, its Affiliate or any person employed or retained by Novasep or its Affiliate to perform any Development Services or any of the activities contemplated by Article 4 hereof (x) comes under investigation by the FDA, EMA or any other Regulatory Authority for a debarment action or disqualification, (y) is debarred or disqualified by the FDA, EMA or any other Regulatory Authority, or (z) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, Novasep shall immediately notify Celladon of same, and Celladon shall have the right to terminate this Agreement immediately upon written notice to Novasep.

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9.4 Novasep Responsibility for Performance by Affiliates. Celladon agrees that Novasep shall have the right to perform Development Services or Product manufacturing and supply activities hereunder through one or more Affiliates of Novasep, in particular Henogen; provided, in each case, that: (a) none of Celladon’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation; (b) each such Affiliate undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of Celladon at least as stringent as those set forth in Article 10; and (c) Novasep shall at all times be fully responsible for the performance of such Affiliate and for the compliance of such Affiliate with this Agreement. The parties, via the POT or PGT, shall discuss any such proposed delegation reasonably in advance thereof, and Novasep shall consider any concerns raised by Celladon in good faith.

9.5 Disclaimer of Warranties. Except as expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

9.6 Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF ARTICLE 10, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT; provided, however, that this Section 9.6 shall not be construed to limit either party’s indemnification obligations under Article 12. FURTHER, NOVASEP’S LIABILITY UNDER THIS AGREEMENT WITH RESPECT TO ANY PURCHASE ORDER SHALL BE IN ANY CASE (EXCEPT FOR (A) ITS OBLIGATIONS UNDER SECTION 6.9, (B) BREACH OF ARTICLE 10 AND (C) THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF NOVASEP OR ITS AFFILIATES) LIMITED TO A TOTAL AMOUNT EQUAL TO THE […***…] FOR (I) […***…], (II) […***…] (III) […***…]DIRECTLY PRECEDING THE EVENT GIVING RISE TO CELLADON’S CLAIM, PROVIDED, HOWEVER THAT IF NO SUCH AMOUNTS LISTED ABOVE WERE PAID TO NOVASEP DURING SUCH[…***…]PERIOD, NOVASEP’S LIABILITY SHALL BE LIMITED TO […***…] EUR ([…***…] €). FOR THE AVOIDANCE OF DOUBT, CELLADON ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR CELLADON’S RIGHTS TO TERMINATE THIS AGREEMENT UNDER ARTICLE 11, CELLADON’S SOLE REMEDY WITH RESPECT TO A NON-CONFORMING BATCH IS AS SET FORTH ABOVE IN SECTION 5.2 (EXCEPT IF SUCH NON-CONFORMING BATCH IS WHAT GIVES RISE TO A SUPPLY FAILURE).

***Confidential Treatment Requested

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10.	CONFIDENTIALITY

10.1 Confidentiality. Except to the extent expressly authorized by this Agreement, the Receiving Party agrees that, during the Term and for the applicable period thereafter specified in Section 10.7, it shall keep confidential and shall not publish or otherwise disclose to any Third Party, and shall not use for any purpose, except to the extent necessary to perform its obligations or to exercise its rights under this Agreement or as otherwise expressly provided for in this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that neither the Receiving Party’s nor any of its Affiliates’ officers, directors, employees, consultants and agents (“Representatives”) disclose or make any unauthorized use of the Confidential Information, and the Receiving Party shall be liable for any breach of this Article 10 by any of its Representatives. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information.

10.2 Exceptions. Confidential Information shall not include any Information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party in breach of this Agreement (or the Letter Agreement or Confidentiality Agreement, as applicable), generally known or available; (b) is known by the Receiving Party or any of its Affiliates at the time of receiving such Information from the Disclosing Party, as evidenced by its records (provided that the exception in this clause (b) shall not apply to Celladon Project IP); (c) is hereafter furnished to the Receiving Party or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by or on behalf of the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party.

10.3 Authorized Disclosure. Notwithstanding Section 10.1, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by Applicable Law or by a valid order of a court or other governmental body of competent jurisdiction, provided that the Receiving Party, except where impracticable, gives reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, cooperates with the Disclosing Party’s efforts to obtain a protective order preventing or limiting the disclosure and/or requiring that the Confidential Information so disclosed be used only for the purposes for which the law or regulation requires, or for which the order was issued. In addition, each party shall have the right to disclose Confidential Information of the other party, including this Agreement, to Third Parties (including actual or bona fide potential investors, acquirers, or, in the case of Celladon, licensees, sublicensees, collaborators or other partners) in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents; provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

10.4 Terms of this Agreement. Except as otherwise provided in this Article 10, each party agrees not to disclose to any Third Party the existence of this Agreement or the terms of

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this Agreement without the prior written consent of the other party hereto, except as permitted by Section 10.3 or Section 10.5.

10.5 Public Announcements.

(a) Except as required by applicable law, rule or regulation (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a party or its Affiliates are traded), neither party shall make any public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other party pursuant to this Section 10.5 and which do not reveal non-public information about the other party. In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text.

(b) The parties shall coordinate in advance with each other in connection with the disclosure or filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, any stock exchange on which securities issued by a party or its Affiliate are traded, or any other governmental authority, and each party shall use Commercially Reasonable Efforts to seek confidential treatment for the terms proposed to be redacted, provided that each party shall ultimately retain control over what information to disclose to the SEC, any such stock exchange or any governmental authority. Other than such obligation, neither party (nor its Affiliates) shall be obligated to consult with or obtain approval from the other party with respect to any filings SEC, any such stock exchange or any governmental authority.

10.6 Return of Confidential Information. Upon termination or expiration of the Agreement, or upon written request of the Disclosing Party, a Receiving Party will promptly return to the Disclosing Party or destroy all documents, notes and other tangible materials comprising or containing the Disclosing Party’s Confidential Information and all copies thereof; provided, however, that each party may retain a copy of the other party’s Confidential Information for the purpose of monitoring compliance with its obligations under this Agreement, exercising the rights or licenses expressly granted to such party under this Agreement (for so long as such rights or licenses are in effect) or as required by Applicable Law. Further, the foregoing return or destruction requirement shall not apply to electronic copies of files created automatically in the ordinary course of business pursuant to the Receiving Party’s standard electronic back-up and archival procedures so long as such electronic files are (a) maintained only on centralized storage servers (and not on personal computers or devices), and (b) not readily accessible by the Receiving Party’s personnel (other than its information technology specialists).

10.7 Term of Confidentiality Obligations. The Receiving Party’s obligations under this Article 10 shall survive expiration or any termination of this Agreement.

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11.	TERM AND TERMINATION

11.1 Term. The term of this Agreement (the “Term”) shall commence on the Collaboration Initiation Date and, unless earlier terminated in accordance with this Article 11 or Section 9.3(c), shall expire on December 31, 2018 (the “Initial Term”), provided that, subject to Section 4.4(b), Celladon shall have the option, exercisable at Celladon’s sole discretion, to extend the expiration of the Term until:

(a) December 31, 2019 (the “First Extension Option”), exercisable by delivery of written notice thereof to Novasep no later than […***…]; and

(b) Provided that Celladon exercises the First Extension Option, December 31, 2020 (the “Second Extension Option”), exercisable by delivery of written notice thereof to Novasep no later than […***…].

11.2 Early Go/No-Go Decisions. The parties acknowledge that a critical development event regarding the Product, expected to occur in the first half of 2015, could substantially impact the viability of the Project and this Agreement, and agree as set forth in this Section 11.2. If, based on the unblinding of the results of Celladon’s Phase 2b clinical trial of Mydicar described in Celladon Protocol No. CELL-004, titled “A Phase 2b, Double-Blind, Placebo-Controlled, Multinational, Multicenter, Randomized Study Evaluating the Safety and Efficacy of Intracoronary Administration of MYDICAR® (AAV1/SERCA2a) in Subjects With Heart Failure” (the “CUPID 2 Data”), Celladon concludes in good faith that the CUPID 2 Data is such that Celladon does not require production of Product at the Novasep Facility, Celladon shall have the right to terminate this Agreement upon written notice to Novasep delivered no later than […***…], 2015. In the event of such termination, Novasep shall be entitled to retain the amounts paid by Celladon to Novasep pursuant to Sections 7.1(a)(i), 7.1(a)(ii), 7.1(a)(iii) and 7.1(a)(iv) of this Agreement prior to such termination (and Celladon shall be obligated to pay any such amount that has become due pursuant to Section 7.1(a)(ii), 7.1(a)(iii) or 7.1(a)(iv) of this Agreement but has not previously been paid), but all other rights and obligations of the parties under this Agreement including any obligation of Celladon to pay the amounts set forth in Section 7.1 of this Agreement and Schedule 7.1 hereto, shall terminate, subject only to Section 11.6 of this Agreement.

11.3 Termination for Material Breach.

(a) A party may terminate this Agreement for material breach of this Agreement by the other party upon […***…] days’ written notice specifying the nature of the breach, if such material breach has not been cured within such […***…]-day period.

(b) At any time after validation of the Manufacturing Process at the Novasep Facility, Celladon may terminate this Agreement upon written notice to Novasep if Novasep suspends production of Product at the Novasep Facility or if operation of the Novasep Facility is otherwise shut down, in each case, for more than […***…] ([…***…]) consecutive months for any reason, such as, by way of example and not limitation, (i) damage to, destruction of, or other failure of the Novasep Facility, (ii) failure of the equipment used to manufacture Product at the Novasep Facility, (iii) termination or revocation of Facility License(s), or (iv) suspension due to receipt by

***Confidential Treatment Requested

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Novasep or its Affiliate of any FDA Warning Letter or similar warning or objection by the EMA or any other Regulatory Authority and failure by Novasep or its Affiliate to completely rectify to the applicable Regulatory Authority’s satisfaction all violations identified therein), unless such suspension or shut down are the sole and direct result of Celladon’s negligence, willful misconduct or breach of this Agreement.

(c) Should Celladon terminate this Agreement in accordance with Section 11.3(a) due to uncured material breach by Novasep (but not for termination under Section 11.3(b)), Celladon shall […***…].

11.4 Termination for Insolvency. Each party may terminate this Agreement upon fifteen days prior written notice to the other party if the other party (a) files in any court or agency, pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of such other party or of substantially all of its assets, (b) proposes a written agreement of composition or extension of substantially all of its debts, (c) is served with an involuntary petition against it, filed in any bankruptcy or insolvency proceeding, and such petition is not dismissed within 90 days after the filing thereof, (d) proposes or is a party to any dissolution or liquidation, or (e) makes an assignment of substantially all of its assets for the benefit of its creditors. Should Celladon terminate this Agreement in accordance with Section 11.4, Celladon shall pay to Novasep the Batch Price of all quantities of Product ordered by Celladon and already manufactured but not yet delivered, under production or under Purchase Orders submitted by Celladon, and Novasep shall deliver such quantities of Product to Celladon in accordance with this Agreement.

11.5 Termination by Celladon for Other Reasons. Celladon shall have the right to terminate this Agreement at any time for reasons other than those stated in Sections 11.2, 11.3 and 11.4 above, or for its convenience, upon written notice to Novasep delivered no later than March 31, 2016, subject to Section 14.7. If Celladon delivers written notice of termination of this Agreement pursuant to this Section 11.5 on or before March 31, 2016 (or such later time as is permitted under Section 14.7), Novasep shall be entitled to retain all amounts paid by Celladon to Novasep pursuant to Section 7.1 of this Agreement and Schedule 7.1 hereto prior to the date such notice of termination is delivered, and Celladon shall pay to Novasep:

(a) […***…]; and

(b) a termination fee of […***…] EUR ([…***…] €).

11.6 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such

***Confidential Treatment Requested

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expiration or termination, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Sections 6.3, 6.6, 6.8, 6.9, 6.10, 7.2 (last paragraph only), 7.6, 9.5, 9.6, 10.1, 10.2, 10.3, 10.4, 10.6, 10.7, 11.2, 11.5 and 11.6 and Articles 8, 12, 13 and 14 of this Agreement shall survive expiration or any termination of this Agreement.

12.	INDEMNIFICATION

12.1 Celladon Indemnification. Celladon hereby agrees to save, defend, indemnify and hold harmless Novasep, its Affiliates, and its and their respective officers, directors, employees, consultants and agents (“Novasep Indemnitees”) from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any such Novasep Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of: (a) the gross negligence or willful misconduct of any Celladon Indemnitee (defined below); or (b) the development, manufacture, use, handling, storage, sale or other disposition of Product or Final Product by or on behalf of Celladon or any of its Affiliates or Third Party licensees or sublicensees; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Novasep Indemnitee.

12.2 Novasep Indemnification. Novasep hereby agrees to save, defend, indemnify and hold harmless Celladon, its Affiliates, and its and their respective officers, directors, employees, consultants, contractors and agents (“Celladon Indemnitees”) from and against any and all Losses to which any such Celladon Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of the gross negligence or willful misconduct of any Novasep Indemnitee; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Celladon Indemnitee.

12.3 Indemnification Procedures. In the event a party (the “Indemnified Party”) seeks indemnification under Section 12.1 or Section 12.2, it shall inform the other party (the “Indemnifying Party”) of a Claim as soon as reasonably practicable after it receives notice of the Claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 12.3 shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration) using counsel reasonably satisfactory to the Indemnified Party, and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the Claim. The Indemnified Party may participate in the defense of the Claim at its own expense. The Indemnifying Party shall keep the Indemnified Party advised of the status of such action, suit, proceeding or claim and the defense thereof. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not

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include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party without the prior written consent of the Indemnified Party.

13.	DISPUTE RESOLUTION

13.1 Disputes. Subject to Section 13.3, any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the Chief Executive Officer of Celladon and the Chief Executive Officer of Novasep for attempted resolution. In the event such individuals are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of either party to the other party, the Dispute shall be subject to arbitration in accordance with Section 13.2, except as expressly set forth in Section 13.3.

13.2 Arbitration.

(a) Claims. Subject to Section 13.3 below, any Dispute that is not resolved under Section 2.3 or Section 13.1, as applicable, within the applicable period shall be resolved by final and binding arbitration administered by the International Chamber of Commerce (the “Administrator”) in accordance with its then-effective comprehensive arbitration rules and procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 13.2. (Capitalized terms used but not otherwise defined in this Agreement shall have the meanings provided in the Rules.). The IBA Rules on the Taking of Evidence in International Arbitration and the IBA Rules of Ethics for International Arbitrators shall be utilized and applied in the Arbitration. The Arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules, provided that such individual shall not have any conflict of interest or be a current or former employee or director, or a current stockholder, of either party or any of their respective Affiliates. The arbitration and all associated proceedings and communications shall be conducted in English, and the arbitration shall be held in San Diego, California, USA, if Novasep makes the written request for arbitration pursuant to Section 2.3 or Section 13.1 (as applicable), and in London, England, if Celladon makes the written request for arbitration pursuant to Section 2.3 or Section 13.1 (as applicable).

(b) Hearing; Decision. The Arbitrator shall require that each party submit concise written statements of position and shall permit the submission of rebuttal statements, subject to reasonable limitations on the length of such statements to be established by the Arbitrator. The Hearing shall be no longer than five business days in duration. The Arbitrator shall also permit the submission of expert reports. The Arbitrator shall render the Award within 30 days after the Arbitrator declares the Hearing closed, and the Award shall include a written statement describing the essential findings and conclusions on which the Award is based, including the calculation of any damages awarded. The Arbitrator will, in rendering his or her decision, apply the substantive law of the State of New Jersey, USA, excluding its conflicts of laws principles, however the law of the arbitration will be that of the jurisdiction in which the arbitration is being held (i.e., California or England, as applicable). The Arbitrator’s authority to award damages shall be subject to the limitations set forth in Section 9.6. The Award rendered

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by the Arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(c) Costs. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator and the Administrator; provided, however, the Arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the Arbitrator.

13.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of patent or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 13.2. Each of the Parties herby waives to the fullest extent permitted by Applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section.

14.	MISCELLANEOUS

14.1 Relationship between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party may assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

14.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, USA, excluding its conflicts of laws principles.

14.3 Entire Agreement; Amendments. This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, including the Letter Agreement and the Confidentiality Agreement. The Exhibits to this Agreement are incorporated herein by reference

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and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both parties hereto.

14.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

14.5 Approval of Subcontractors. Novasep shall not subcontract any of the Development Services or Product manufacturing and supply activities hereunder to any Third Party without the prior written consent of Celladon or the prior approval of the PGT, except to the extent such subcontracting is expressly contemplated by, and the Third Party contractor is identified in, the Scope of Work, the Technology Transfer Plan, any Project Plan or the Quality Agreement. To the extent Novasep is permitted to subcontract Development Services or Product manufacturing and supply activities hereunder to a Third Party contractor pursuant to the preceding sentence, Novasep may do so; provided, in each case, that: (a) none of Celladon’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting; (b) each such Third Party contractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information of Celladon at least as stringent as those set forth in Article 10 and obligations with respect to assignment of work product and intellectual property rights resulting from subcontracted activities sufficient for Novasep to comply with its obligations under Article 8; and (c) Novasep shall be fully responsible for the compliance of each such Third Party contractor with all applicable terms and conditions of this Agreement and for payment of such Third Party contractor.

14.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or (b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

14.7 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or

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other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. The affected party shall notify the other party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all Commercially Reasonable Efforts necessary to cure such force majeure circumstances. Notwithstanding the foregoing:

(a) should any force majeure circumstances affecting Novasep’s performance of its obligations under this Agreement continue for longer than […***…] ([…***…]) months, then Celladon shall be excused from its obligation to pay the Take or Pay Compensation until such time as such force majeure circumstances are cured; and

(b) should any such force majeure circumstances continue for longer than […***…] ([…***…]) months, Celladon shall have the right to terminate this Agreement under and in accordance with Section 11.5, except that the termination fee due under Section 11.5(b) shall in such case be […***…] the amount specified therein.

14.8 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the parties. The parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

14.9 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or express courier), sent by internationally-recognized express courier or sent by mail, postage prepaid, addressed as follows:

  In the case of Celladon:

Celladon Corporation

11988 El Camino Real, Suite 650

San Diego, CA 92130-3579

USA

Fax: +1 (858) 964-0974

Attention: President and Chief Financial Officer

    With a required copy to:

Celladon Corporation

11988 El Camino Real, Suite 650

San Diego, CA 92130-3579

USA

Fax: +1 (858) 964-0974

Attention: General Counsel

***Confidential Treatment Requested

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  In the case of Novasep:

Novasep, Inc.

23 Creek Circle

Boothwyn PA 19061

USA

Fax : +1

Attention: C.E.O.

    With a required copy to:

Novasep Holding SAS

39, rue Saint Jean de Dieu

F-69007 Lyon (France)

France

Attention : Chief Legal Officer

or to such other address(es) as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered, if personally delivered or sent by facsimile on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch, if sent by internationally-recognized express courier; or (c) on the fourth (4th) Business Day following the date of mailing, if sent by mail.

14.10 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. The term “including” or “includes” as used in this Agreement means including, without limiting the generality of any description preceding such term, and the word “or” has the inclusive meaning represented by the phrase “and/or.” Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language, and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

14.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

[Signature page follows]

46.

IN WITNESS WHEREOF, the parties hereto have duly executed this Development, Manufacturing and Supply Agreement as of the Effective Date.

CELLADON CORPORATION		NOVASEP, INC.

By:	/s/ Paul B. Cleveland	By:	/s/ Andrew Brennan
Name:	Paul B. Cleveland	Name:	Andrew Brennan
Title:	President and CFO	Title:	C.E.O.
Date:	March 20, 2015	Date:	March 20, 2015

47.

Exhibit Index:

All the following appendixes and exhibits are attached to this Agreement and form an integral part thereof :

Exhibit A	Celladon Materials Specifications

Exhibit B	Scope of Work

Exhibit C	Specifications

Exhibit D	Quality Agreement

Exhibit E	Price table

48.

Exhibit B

[...***...]

***Confidential Treatment Requested

Exhibit E

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***Confidential Treatment Requested